Exhibit 4.1

AKOUSTIS TECHNOLOGIES, INC.

AKOUSTIS, INC.

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

INDENTURE

Dated as of June 9, 2022

6.0% CONVERTIBLE SENIOR NOTES DUE 2027

i

INDENTURE dated as of June 9, 2022, by and among Akoustis Technologies, Inc., a Delaware corporation (including any successors or assigns), the Guarantor (as defined below), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as Trustee.

The Company, the Guarantor and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 6.0% Convertible Senior Notes due 2027 (including all 6.0% Convertible Senior Notes issued in exchange, transfer or replacement hereof, the “Notes”):

ARTICLE 1.
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any real property or fixed assets acquired by such specified Person.

“Additional Interest” means all liquidated damages then owing pursuant to Section 2(c) of the Registration Rights Agreement.

“Additional Shares” means any Freely Tradeable Common Stock issued pursuant to the terms of this Indenture, including those shares of Freely Tradeable Common Stock issued as Common Stock Interest, pursuant to an Interest Make-Whole Payment and/or pursuant to a Qualifying Fundamental Change Payment.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this Indenture, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that, solely for the purposes of this definition of “Affiliate,” beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. Notwithstanding the foregoing, no Holder shall be deemed, for purposes of this Indenture, to be an Affiliate of the Company or any of its Subsidiaries solely by reason of holding the Notes.

“Agent” means any Registrar, Paying Agent, Conversion Agent, or co-registrar.

“Applicable Procedures” means, with respect to a Depositary, as to any matter at any time, the policies and procedures of such Depositary, if any, that are applicable to such matter at such time.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. For purposes of this definition, “Beneficially Owns” and “Beneficially Owned” shall have a correlative meaning.

“Board of Directors” means:

(i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(ii) with respect to a partnership, the board of directors of the general partner of the partnership;

(iii) with respect to a limited liability company, the managing member or members, the manager or any controlling committee or board of managers or managing members thereof; and

(iv) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(i) in the case of a corporation, corporate stock;

(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means and of the following types of property:

(i) United States dollars,

(ii) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof, in each case so long as such obligation has an investment grade rating by S&P and Moody’s;

(iii) commercial paper issued by a Person other than an Affiliate of the Company and maturing no more than one year from the date of creation thereof and rated at least P-1 (or the then equivalent grade) by Moody’s and A-1 (or the then equivalent grade) by S&P, or carrying an equivalent rating by a nationally recognized rating agency if at any time neither Moody’s and S&P shall be rating such obligations;

(iv) insured certificates of deposit or bankers’ acceptances of, or time deposits with any commercial bank that (a) is a member of the Federal Reserve System, (b) issues (or the parent of which issues) commercial paper rated as described in clause (iii) above, (c) is organized under the laws of the United States or of any state thereof and (d) has combined capital and surplus of at least $500,000,000;

(v) readily marketable general obligations of any corporation (other than an Affiliate of the Company) organized under the laws of any state of the United States, payable in the United States, expressed to mature not later than 12 months following the date of issuance thereof and rated A or better by S&P or A2 or better by Moody’s; and

(vi) readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (i) through (v) above.

“Closing Sale Price” means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Sale Price” will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Closing Sale Price” will be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means the Common Stock of the Company, par value $0.001 per share, as it exists on the date of this Indenture and any shares of any class or classes of Capital Stock of the Company resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of the Notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Company” means Akoustis Technologies, Inc., a Delaware corporation, and any and all successors thereto in accordance with this Indenture, and thereafter “Company” shall mean such successor Company.

“Company Order” means a written order of the Company, signed by one of its Officers, and delivered to the Trustee.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person;

(2) the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) the Net Income of any Person acquired during the specified period for any period prior to the date of acquisition will be excluded.

“Conversion Price” means as of any time, $1,000, divided by the Conversion Rate as of such time.

“Corporate Trust Office” means the office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 4655 Salisbury Road, Suite 300, Jacksonville, Florida 32256, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Facilities” means, one or more debt facilities or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Daily VWAP” means for each Trading Day during any calculation period under this Indenture, the per share volume-weighted average price of the Common Stock as displayed under the heading "“Bloomberg VWAP"” on Bloomberg page “AKTS <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The "Daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” or “default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means The Depository Trust Company until a successor Depositary shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Depositary” shall mean such successor Depositary.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Fundamental Change or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 5.07 of this Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of hereof shall be the maximum amount that the Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Effective Date” means the date on which any Fundamental Change, Qualifying Fundamental Change, Share Exchange Event, or any of the transactions described in Section 9.04 occurs or becomes effective.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“Eligible Market” means The New York Stock Exchange, Inc., The Nasdaq Global Market, The Nasdaq Global Select Market or The Nasdaq Capital Market.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries in existence on the date of this Indenture.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“Freely Tradeable” means, with respect to any shares of Common Stock, shares of Common Stock which, at the time of issuance thereof, (i) are duly authorized, validly issued, fully paid and non-assessable; (ii) are eligible for resale by the recipient without limitation or restriction, including any volume, manner of sale or current public information limitations, under both state and Federal securities laws or pursuant to an effective Registration Statement; and (iii) do not bear, and are not subject to, any restrictive legend, stop transfer or similar restriction.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its wholly owned Subsidiaries and the employee benefit plans of the Company and its wholly owned Subsidiaries, files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect Beneficial Owner of Common Stock representing more than 50% of the voting power of the Common Stock, unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; provided that no person or group shall be deemed to be the Beneficial Owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer;

(b) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or solely a change in par value) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any person other than one or more of the Company’s direct or indirect wholly owned Subsidiaries; provided, however, that a transaction described in clauses (A) or (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(d) the Common Stock (or other common stock, American depository receipts, original shares or other Equity Interests underlying the Notes) ceases to be listed or quoted on any Eligible Market (or any of their respective successors);

provided, however, that (i) any event, transaction or series of transactions that constitute a Fundamental Change under both clause (a) and (b) above (determined without regard to the proviso in clause (b) above) will be deemed to be a Fundamental Change solely under clause (b) above; and (ii) a transaction or transactions described in clause (a) or clause (b) above shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares and cash payments made pursuant to of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock, American depository receipts, original shares or other Equity Interests that are listed or quoted on any of Eligible Markets (or any of their respective successors) or will be so listed when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration becomes Reference Property, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights (subject to the provisions of Section 9.02(a)). If any transaction in which the Common Stock is replaced by the securities of another entity occurs, following completion of any related Qualifying Fundamental Change Period (or, in the case of a transaction that would have been a Fundamental Change or a Qualifying Fundamental Change but for the clause (ii) of the proviso immediately following clause (d) of the definition thereof, following the effective date of such transaction) references to the Company in this definition shall instead be references to such other entity.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of this Indenture, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) the statements and pronouncements of the Financial Accounting Standards Board, (3) such other statements by such other entity as approved by a significant segment of the accounting profession and (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in Registration Statements and periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Global Notes” means one or more Notes in global form registered in the register in the name of a Depositary or a nominee thereof.

“Government Securities” means securities that are direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities, or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means Akoustis, Inc., a Delaware corporation, and any and all successors thereto in accordance with this Indenture, and thereafter “Guarantor” shall mean such successor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to manage interest rates or interest rate risk, and (iii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means, except as set forth in Section 9.02(l), a Person in whose name a Note is registered.

“Indebtedness” means with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables that are not yet overdue by 30 days), whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(iii) in respect of banker’s acceptances;

(iv) representing Capital Lease Obligations;

(v) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(vi) representing any Hedging Obligations; if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; or

(vii) all Disqualified Stock.

In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by or other contingent obligation of the specified Person of any Indebtedness of or relating to or arising from any other Person.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with its terms.

“Interest” or “interest” means, when used with reference to the Notes, the sum of (i) any interest accrued and unpaid at the Interest Rate pursuant to Section 16.02(a) hereof, (ii) accrued and unpaid Additional Interest, if any, payable under the terms of the Registration Rights Agreement and (iii) accrued and unpaid Special Interest, if any, pursuant to Section 7.03 hereof. References in this Indenture and in the Notes to the “interest” accrued or payable on the Notes shall be deemed to include any Additional Interest and Special Interest that may become accrued or payable thereon pursuant to the terms of this Indenture, the Notes and the Transaction Documents unless the context otherwise requires.

“Interest Make-Whole Date” means June 9, 2025.

“Interest Make-Whole Payment” means the Conversion Interest Make-Whole Payment and the Redemption Interest Make-Whole Payment.

“Interest Payment Date” means June 15 and December 15 of each year until the Stated Maturity with the first Interest Payment Date being December 15, 2022.

“Interest Rate” means a rate per annum equal to 6.0%.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other Obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means the date of the first issuance of Notes under this Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York or at a place of payment under this Indenture are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment under this Indenture, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period, as more fully described at Section 17.04. If a record date is a Legal Holiday, the record date shall not be affected.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Majority Holders” means the Holders of at least 50.01% in aggregate Principal Amount of the Notes at the time then outstanding.

“Market Disruption Event” means (i) a failure by the Relevant Stock Exchange to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock, for more than one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Company or any of its Subsidiaries to perform in any material respect its obligations under any Transaction Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any material provision of any Transaction Document.

“Moody’s” means Moody’s Investors Services, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Note Custodian” means the Trustee, as custodian for the Depositary, with respect to the Global Notes, or any successor entity thereto.

“Note Guarantee” means the Guarantee by the Guarantor of the Company’s payment obligations under this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chair of the Board, the Vice Chair of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the Chief Executive Officer, the Chief Financial Officer or the Treasurer, that meets the requirements of Section 17.06 and Section 17.07 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 17.06 and Section 17.07 hereof. The counsel may be internal or external counsel to the Company.

“Permitted Business” means any business similar in nature to any business conducted by the Company or any of its Subsidiaries as of the date of this Indenture and any business reasonably ancillary, incidental, complimentary or related thereto or a reasonable extension, development or expansion thereof, in each case, as determined in good faith by the Board of Directors of the Company.

“Permitted Investments” means:

(i) any Investment in the Company or in a Subsidiary of the Company;

(ii) any Investment in Cash Equivalents;

(iii) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment: (a) such Person becomes a Subsidiary of the Company; or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary of the Company;

(iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 5.10 hereof;

(v) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(vi) any Investments received in compromise or resolution of litigation, arbitration or other disputes;

(vii) Investments represented by Hedging Obligations; and

(viii) repurchases of the Notes, including the related Note Guarantee, in accordance with the terms of this Indenture.

“Permitted Liens” means:

(i) Liens securing Existing Indebtedness;

(ii) Liens on Secured Funded Indebtedness permitted to be incurred pursuant to Section 5.09(xiii) and Permitted Refinancing Indebtedness of such Secured Funded Indebtedness incurred pursuant to Section 5.09(iv);

(iii) Liens on property, plant or equipment securing Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations permitted to be incurred pursuant to clauses (iii) or (iv) of the definition of “Permitted Debt”;

(iv) Liens in favor of the Company or the Guarantor;

(v) Liens to secure the performance of statutory obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(vi) Liens for taxes, assessments or charges, claims or other obligations owed to governmental or quasi-governmental authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(vii) Liens consisting of judgment or judicial attachment liens not constituting an Event of Default hereunder;

(viii) Licenses of intellectual property granted in accordance with industry practice in the ordinary course of the Company’s business which (a) do not interfere in any material respect with the ordinary conduct of the business of the Company or any Subsidiaries and (b) do not secure any Indebtedness;

(ix) leases, subleases, licenses or sublicenses in the ordinary course of business to third Persons not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiaries and do not secure any Indebtedness;

(x) Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code;

(xi) Liens imposed by law, such as carriers’, warehousemen’s, materialmans’, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business and securing obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as if required in conformity with GAAP has been made therefor;

(xii) with respect to any Real Estate Assets, (a) Liens that would otherwise be permissible under clause (ii), (iii), (vi) or (ix) of this definition, (b) all easements and restrictions of record that would not be reasonably expected to, individually or in the aggregate, materially impair the value of any real property leased or owned by the Company or materially interfere with its intended use for the Permitted Business, and (c) such other title and survey exceptions that would not be reasonably expected to, individually or in the aggregate, materially impair the value of any real property leased or owned by the Company or materially interfere with the Permitted Business; and

(xiii) and any Liens securing the Notes and the Note Guarantee.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Permitted Debt of the Company or any of its Subsidiaries (other than intercompany Indebtedness); provided that

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(iii) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(v) such the Indebtedness may only be secured by the same assets securing (and at the same priority as) the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or government or other entity.

“Physical Note” means permanent certificated Note in registered form issued in denomination of $1,000 Principal Amount and integral multiples thereof.

“Principal” or “Principal Amount” means, when referring to the principal or principal amounts of any Note, as set forth on the face of the Note as such amount may be reduced by any conversions, redemptions or otherwise pursuant hereto.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A or 430B promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Purchase Agreement” means the Purchase Agreement dated June 7, 2022 among the Company and the purchasers of the Notes identified therein, as such agreements may be amended, modified or supplemented from time to time in accordance with their terms.

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A.

“Qualifying Fundamental Change” means any transaction or event that constitutes a Fundamental Change in clause (a), (b) or (d) of the definition of Fundamental Change (determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (b) of the definition thereof).

“Real Estate Asset” means any interest (fee, leasehold or otherwise) then owned in any land, any improvements, structures or buildings erected or located on such land, and any equipment located thereon which is so related to such land, improvements, structures or buildings that it is deemed to be a fixture or otherwise forms part of the real property under the law of the applicable jurisdiction.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).

“Redemption Dates” means, collectively, the Fundamental Change Repurchase Date and the Optional Redemption Date, and each of the foregoing, individually, a Redemption Date.

“Redemption Prices” means, collectively, the Fundamental Change Repurchase Price and the Optional Redemption Price, and each of the foregoing, individually, a Redemption Price.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the date of this Indenture among the Company and the purchasers of the Notes identified therein, as such agreement may be amended, modified or supplemented from time to time in accordance with its terms.

“Registration Statement” means any registration statement of the Company and any other entity required to be a registrant with respect to such registration statement pursuant to the requirements of the Securities Act on an appropriate form, and including, in each case, the Prospectus, amendments and supplements to each such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Regular Record Date” and “regular record date” with respect to any Interest Payment Date, means the June 1 or December 1 (whether or not such day is a Business Day) immediately preceding the applicable Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Relevant Stock Exchange” means the Nasdaq Capital Market or, if the Common Stock is not then listed on the Nasdaq Capital Market, the principal other U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, senior associate, associate, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Rule 144” means Rule 144 promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Rule 144A” means Rule 144A promulgated under the Securities Act (or any successor provision promulgated by the SEC).

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the Relevant Stock Exchange, or if the Common Stock is not then listed on any Relevant Stock Exchange, a Business Day.

“SEC” means the Securities and Exchange Commission.

“Secured Funded Indebtedness” means, with respect to any specified Person, (i) Indebtedness described in any of clauses (i), (ii) and (iv) of the definition of “Indebtedness” that is secured by Liens encumbering all or any portion of the assets and property of such Person, and (ii) Guarantees in respect of any such Indebtedness of another Person that are secured by Liens encumbering all or any portion of the assets and property of such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” when used in respect of any Note, means the date specified in such Note as the fixed date on which an amount equal to the Principal of such Note together with accrued and unpaid Interest, and any other amounts accrued and unpaid hereunder if any, is due and payable.

“Stockholder Approval” means the affirmative vote of a majority of the voting power of the issued and outstanding Capital Stock of the Company voting in accordance with the provisions of the Company’s certificate of incorporation and by-laws as in effect on the date of such vote.

“Subsidiary” means, with respect to any specified Person:

(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on the Relevant Stock Exchange, or, if the Common Stock (or such other security) is not then listed on a Relevant Stock Exchange, on the principal other market on which the Common Stock (or such other security) is then traded, and (ii) a last reported sale price for the Common Stock (or closing sale price for such other security) is available on such securities exchange or market. If the Common Stock (or such other security) is not so listed or traded “Trading Day” means a “Business Day.” For purposes of any calculation under this Indenture based upon the Daily VWAP, “Trading Day” means a scheduled trading day on which (i) there is no Market Disruption Event and (ii) trading in the Common Stock generally occurs on the Relevant Stock Exchange or, if the Common Stock is not then listed on a Relevant Stock Exchange, on the principal other market on which the Common Stock is then listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Trading Day” means a “Business Day.”

“Transaction Documents” means this Indenture, the Notes, the Note Guarantee, the Purchase Agreement and the Registration Rights Agreement.

“Trustee” means The Bank of New York Mellon Trust Company, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Underlying Securities” means the shares of Common Stock into which the Principal Amount of the Notes is convertible.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

Section 1.02 Other Definitions.

Term	Defined in Section
1% Provision	9.04
Act	2.05
Affiliate Transaction	5.11
Agent Members	2.15
Applicable Law	17.19
Asset Sale	5.10
Authentication Order	2.02
Cash Interest	16.02
Clause A Distribution	9.04
Clause B Distribution	9.04
Clause C Distribution	9.04
Common Stock Interest	16.02
Common Stock Interest Share Amount	16.02
Conversion Agent	2.03
Conversion Date	9.02
Conversion Interest Make-Whole Payment	9.01
Conversion Limitation	9.02
Conversion Obligation	9.01
Conversion Rate	9.01
Convertible Securities	9.04
Covenant Defeasance	11.02
Distributed Property	9.04
Effective Time	9.04
Event of Default	7.01
Form of Note	2.01
Fundamental Change Company Notice	10.01
Fundamental Change Repurchase Date	10.01
Fundamental Change Repurchase Notice	10.01
Fundamental Change Repurchase Price	10.01
Expiration Date	9.04
incur	5.09
indenture securities	1.03
indenture security Holder	1.03
indenture to be qualified	1.03
indenture trustee	1.03
institutional trustee	1.03
Legend	2.13
Maximum Additional Share Reserve	9.06
Maximum Conversion Share Reserve	9.06
Maximum Share Reserve	9.06
Notice of Conversion	9.02
obligor	1.03
Optional Redemption Date	3.03
Optional Redemption Notice	3.03
Optional Redemption Price	3.07
Optional Redemption Right	3.07
Options	9.04
Paying Agent	2.03
Payment Default	7.01
Permitted Asset Sale	5.10
Permitted Debt	5.09
Qualifying Fundamental Change Additional Shares	9.03
Qualifying Fundamental Change Company Notice	9.03
Qualifying Fundamental Change Payment	9.03

Qualifying Fundamental Change Period	9.03
Redemption Interest Make-Whole Payment	3.07
Reference Property	9.07
Registrar	2.03
Restricted Payments	5.07
Sanctions	5.19
Securities Register	2.03
Share Exchange Event	9.07
Special Interest	7.03
Stock Price	9.03
Surviving Entity	6.01
transfer	2.13
Trigger Event	9.04
unit of Reference Property	9.07
Valuation Period	9.04

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Note Guarantee;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantee means the Company and the Guarantor, respectively, and any successor obligor upon the Notes and the Note Guarantee, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) provisions apply to successive events and transactions;

(f) the words “include” and “including” shall be deemed to be followed by the words “without limitation”; and

(g) references to sections of or rules under the TIA, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.
THE NOTES

Section 2.01 Title, Terms, Form and Dating.

The Notes shall be known and designated as the “6.0% Convertible Senior Notes Due 2027” of the Company. The Principal Amount shall be payable on the Stated Maturity or on an applicable Redemption Date or as otherwise provided under this Indenture.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto (the “Form of Note”). The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantor and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 2.02 Execution and Authentication.

The Notes shall be executed on behalf of the Company by two of the following officers: the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer and the Corporate Secretary of the Company. The signatures of any of these officers on the Securities may be manual, electronic or facsimile.

Notes bearing the manual, electronic or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Notes.

A Note shall not be valid until authenticated by the manual or electronic signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Company signed by two Officers (an “Authentication Order”) accompanied by an Officers’ Certificate and Opinion of Counsel, authenticate Notes for original issue up to the aggregate Principal Amount of $44.0 million.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar, Paying Agent and Conversion Agent.

The Company shall maintain an office or agency in The City of New York where Notes may be presented for registration of transfer or for exchange (“Registrar”), an office or agency where Notes may be presented for payment (“Paying Agent” or “paying agent”) and an office or agency where the Notes may be presented for conversion (“Conversion Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Securities Register”). The Company may appoint one or more co-registrars and one or more additional paying agents and conversion agents. The term “Registrar” includes any co-registrar, the term “Paying Agent” includes any additional paying agent, and the term “Conversion Agent” includes any additional conversion agent. The Company may change any Paying Agent, Registrar or Conversion Agent without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints the Trustee to act as the Registrar, Paying Agent and Conversion Agent.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of Principal, premium, if any, Interest or any other amounts due on the Notes, and will notify the Trustee, in writing, of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists; Acts.

(a) The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA § 312(a).

(b) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

(c) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(d) The ownership of the Notes shall be proved by the Register.

(e) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(f) If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a resolution of its Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

Section 2.06 Transfer and Exchange.

(a) Subject to compliance with any applicable additional requirements contained in Section 2.13, when a Note is presented to a Registrar, at the office of the Registrar, with a request to register a transfer thereof or to exchange such Note for an equal Principal Amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided, however, that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, an appropriately completed certificate of transfer in the form set forth in Attachment 4 to the Form of Note attached hereto as Exhibit A, and in form satisfactory to the Registrar duly executed by the Holder thereof or its attorney duly authorized in writing. To permit registration of transfers and exchanges, upon surrender of any Note for registration of transfer or exchange at an office or agency maintained pursuant to Section 2.03, the Company shall execute and the Trustee shall authenticate Notes of a like aggregate Principal Amount at the Registrar’s request. Any exchange or transfer shall be without charge, except that the Company or the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto other than any tax or other governmental charge payable upon any exchange or transfer pursuant to Section 2.10, Section 2.13(a), Section 3.07, ARTICLE 10 and Section 12.05.

(b) The Company shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for repurchase under Section 3.07 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for repurchase in whole or in part, except the unpurchased portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Regular Record Date and the next succeeding Interest Payment Date set forth on the face of such Note.

(c) All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

(d) Any Registrar appointed pursuant to Section 2.03 hereof shall provide to the Trustee such information as the Trustee may reasonably require in connection with the delivery by such Registrar of Notes upon transfer or exchange of Notes.

(e) Each Holder agrees to indemnify the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder's Notes in violation of any provision of this Indenture and/or applicable United States Federal or state securities law.

(f) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or book-entry interests) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(g) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of Principal of and Interest and any other amounts due on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(h) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee, except for those canceled by it, those converted pursuant to ARTICLE 9, those delivered to it for cancellation, and those described in Section 2.12 or this Section as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the entire Principal, accrued and unpaid Interest on such Principal and any other amounts due on any Note is considered paid under Section 5.01 hereof, such Note ceases to be outstanding and Interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or Stated Maturity, money sufficient to pay all Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue Interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the requisite Principal Amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, Notes held for the account of the Company, or for any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be disregarded and deemed not to be outstanding, except that in determining whether the Trustee shall be protected in making such a determination or relying upon any such quorum, consent or vote, only Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes without charge to the Holders.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture as Physical Notes.

Section 2.11 Cancellation.

The Company shall cause all Notes surrendered for the purpose of payment, repurchase, registration of transfer or exchange or conversion, if surrendered to the Company or any of the Company’s agents, Subsidiaries or Affiliates, including the Registrar, Paying Agent and Conversion Agent, to be surrendered to the Trustee for cancellation. All Notes delivered to the Trustee shall, upon receipt of a written request in a Company Order, be canceled promptly by it. Except for any Notes surrendered for registration of transfer or exchange, or as otherwise expressly permitted by any of the provisions of this Indenture, no Notes shall be authenticated in exchange for any Notes surrendered to the Trustee for cancellation. The Trustee shall cancel Notes in accordance with its customary procedures and, after such cancellation, shall deliver evidence of such cancellation to the Company, at the Company’s written request in a Company Order. Except as otherwise provided in this Indenture, the Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation, or that any Holder has converted pursuant to ARTICLE 9 hereof.

Section 2.12 Repurchases.

The Company may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), repurchase Notes in the open market or otherwise, whether by the Company or its Subsidiaries or through a privately negotiated transaction or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case, without prior notice to the Holders. The Company shall cause any Notes so repurchased (other than Notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the Trustee for cancellation in accordance with Section 2.11 and such Notes shall no longer be considered outstanding under this Indenture upon their repurchase.

Section 2.13 Legend; Additional Transfer and Exchange Requirements.

(a) If Notes are issued upon the transfer, exchange or replacement of Notes subject to restrictions on transfer and bearing the legends set forth on the Form of Note (collectively, the “Legend”), or if a request is made to remove the Legend on a Note, (i) the Notes so issued shall bear the Legend, or (ii) the Legend shall not be removed, as the case may be, unless in the case of clause (ii) there is delivered to the Company and the Registrar such satisfactory evidence, which shall include an Opinion of Counsel if requested by the Company or such Registrar, as may be reasonably required by the Company and the Registrar, that neither the Legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Securities Act or that such Notes are not “restricted” within the meaning of Rule 144 under the Securities Act; provided that no such evidence need be supplied in connection with the sale of such Note pursuant to a Registration Statement that is effective at the time of such sale. Upon (1) provision of such satisfactory evidence if requested, or (2) notification by the Company to the Trustee and Registrar of the sale of such Note pursuant to a Registration Statement that is effective at the time of such sale, the Trustee, at the written direction of the Company, shall authenticate and deliver a Note that does not bear the Legend. If the Legend is removed from the face of a Note and the Note is subsequently held by an Affiliate of the Company, the Legend shall be reinstated.

(b) No transfer of a Note to any Person shall be effective under this Indenture or the Notes unless and until such Note has been registered in the name of such Person.

(c) Subject to the succeeding paragraph, every Note shall be subject to the restrictions on transfer provided in the Legend. Whenever any restricted Note is presented or surrendered for registration of transfer or for exchange for a Note registered in a name other than that of the Holder, such Note must be accompanied by a certificate of transfer in the form set forth in Attachment 4 to the Form of Note attached hereto as Exhibit A, dated the date of such surrender and signed by the Holder of such Note, as to compliance with any applicable restrictions on transfer. The Registrar shall not be required to accept for such registration of transfer or exchange any Note not so accompanied by a properly completed certificate.

(d) The restrictions imposed by the Legend upon the transferability of any Note shall cease and terminate when such Note has been sold pursuant to an effective Registration Statement or transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) or, if earlier, upon the expiration of the holding period applicable to sales thereof under Rule 144(d) under the Securities Act (or any successor provision). Any Note as to which such restrictions on transfer shall have expired in accordance with their terms or shall have terminated may, upon a surrender of such Note for exchange to the Registrar in accordance with the provisions of this Section 2.13 (accompanied, in the event that such restrictions on transfer have terminated by reason of a transfer in compliance with Rule 144 or any successor provision, by, if requested by the Company or the Registrar, an Opinion of Counsel reasonably acceptable to the Company and addressed to the Company in form acceptable to the Company, to the effect that the transfer of such Note has been made in compliance with Rule 144 or such successor provision), be exchanged for a new Note, of like tenor and aggregate Principal Amount, which shall not bear the restrictive Legend. The Company shall inform the Trustee, in writing, of the effective date of any Registration Statement registering the Notes. The Trustee shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the aforementioned Opinion of Counsel or Registration Statement.

As used in the preceding Section 2.13(c) and (d), the term “transfer” encompasses any sale, transfer or other disposition of any Note.

Section 2.14 CUSIP Numbers.

The Company in issuing the Notes may use one or more “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption or purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee, in writing, of any change in the “CUSIP” numbers.

Section 2.15 Book-Entry Provisions for Global Notes.

(a) The Global Note initially shall (i) be registered in the name of the Depositary or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for the Depositary and (iii) bear legends as set forth on the face of the Form of Note. The transfer and exchange of book-entry interests shall be effected through the Depositary, in accordance with the provisions of this Indenture and its Applicable Procedures. Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(b) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture in respect of any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of any Holder.

(c) Transfers of the Global Note shall be limited to transfers in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of Beneficial Owners in a Global Note may be transferred or exchanged, in whole or in part, for Physical Notes in accordance with the rules and procedures of the Depositary and the provisions of Section 2.13. In addition, Physical Notes shall be transferred to all Beneficial Owners in exchange for their beneficial interests in the Global Note if (A) such Depositary has notified the Company (or the Company becomes aware) that the Depositary (i) is unwilling or unable to continue as Depositary for such Global Note or (ii) has ceased to be a clearing agency registered under the Exchange Act when the Depositary is required to be so registered to act as such Depositary and, in either such case, no successor Depositary shall have been appointed within 90 days of such notification or of the Company becoming aware of such event; or (B) there shall have occurred and be continuing an Event of Default in respect of such Global Note and the outstanding Notes shall have become due and payable pursuant to Section 7.02 and the Holders request that Physical Note be issued; provided that Holders of Physical Note offered and sold in reliance on Rule 144A shall have the right, subject to applicable law, to request that such Notes be exchanged for interests in the applicable Global Note.

(d) In connection with any transfer or exchange of a portion of the beneficial interest in the Global Note to Beneficial Owners pursuant to clause (c) of this Section 2.15, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the Principal Amount of the Global Note in an amount equal to the Principal Amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and amount.

(e) In connection with the transfer of the entire Global Note to Beneficial Owners pursuant to clause (c) of this Section 2.15, the Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each Beneficial Owner identified by the Depositary in exchange for its beneficial interest in the Global Note, an equal aggregate Principal Amount of Physical Notes of authorized denominations and the same tenor.

(f) Any Physical Note bearing a restrictive Legend delivered in exchange for an interest in the Global Note pursuant to clause (c) or (d) of this Section 2.15 shall bear the legend regarding transfer restrictions applicable to the Physical Notes set forth on the face of the Form of Note in Exhibit A hereto.

(g) The Holder of the Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(h) The Trustee shall have no responsibility or obligation to any Beneficial Owner of a Global Note, a member or, or a participant in the Depositary or other Person in respect of the accuracy of the books or records, or the acts or omissions, of the Depositary or its nominee or of any participant or member thereof, in respect of any ownership interest in the Notes or in respect of the delivery to any participant, member, Beneficial Owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or in respect of such Notes. All notices and communications to be given to the Holders and all payment to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of Beneficial Owners in any Global Note shall be exercised only through the Depositary subject to its Applicable Procedures. The Trustee may rely on information furnished by the Depositary in respect of its Agent Members and any Beneficial Owners.

Section 2.16 Transfers to QIBs.

The following provisions shall apply in respect of the registration of any proposed transfer of a Note constituting a Note bearing a restrictive Legend to a QIB:

(a) the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on the Form of Note stating, or has otherwise advised the Company and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the Form of Note stating, or has otherwise advised the Company and the Registrar in writing, that it is purchasing the Note for its own account or an account in respect of which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A.

(b) if the proposed transferee is an Agent Member, and the Notes to be transferred consist of Physical Notes which after transfer are to be evidenced by an interest in the Global Note, upon receipt by the Registrar of instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the Principal Amount of the Global Note in an amount equal to the Principal Amount of the Physical Notes to be transferred, and the Trustee shall cancel the Physical Notes so transferred.

Section 2.17 Ranking.

The Notes constitute a senior general unsecured obligation of the Company, ranking equally in right of payment with all existing and future senior unsecured indebtedness of the Company and ranking senior in right of payment to any future indebtedness of the Company that is expressly made subordinate to the Notes by the terms of such indebtedness.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to exercise the Optional Redemption Right pursuant to Section 3.07 hereof, it shall notify the Trustee and the Registrar in writing at least 5 Business Days prior to the date that any Optional Redemption Notice is sent to the Holders (unless the Trustee consents to a shorter period) of the Optional Redemption Date, the Principal Amount of the Notes to be redeemed, and the amount of the Redemption Interest Make-Whole Payment, together with an Officers’ Certificate that all conditions precedent with respect to such redemption contained in Section 3.07 have been satisfied and that such redemption will comply with this Indenture.

Section 3.02 Selection of Notes To Be Redeemed.

In the case of any partial redemption, selection of the Notes for redemption will be made, with respect to Global Notes, in accordance with the Applicable Procedures of the Depositary and, with respect to Physical Notes, by lot, pro rata or by such other method as Trustee deems fair and reasonable. The Notes or portions of them selected will be redeemed in Principal Amounts of $1,000 or a whole multiple of $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed. The Trustee may rely upon information provided by the Registrar for purposes of this Section 3.02.

If any portion of a Note selected for partial redemption is converted in part before termination of the conversion right in respect of the portion of the Note so selected, the converted portion of such Note shall be deemed (so far as may be) to be the portion selected for redemption such that the amount designated for partial redemption shall be reduced by the amount so converted. With respect to Physical Notes, Notes which have been converted during a selection of Notes to be redeemed may be treated by the Trustee as outstanding for the purpose of such selection.

Section 3.03 Notice of Redemption

At least 30 days but not more than 60 days before an Optional Redemption Date, the Company shall deliver a notice of redemption (an “Optional Redemption Notice“) (with a copy to the Trustee) to each Holder of Notes to be redeemed at such Holder’s registered address.

The Optional Redemption Notice shall identify the Notes to be redeemed and shall state:

(i) each date when, pursuant to the provisions of Section 3.07 hereof, the Company elects to redeem the Notes in whole or in part (the “Optional Redemption Date”);

(ii) the Optional Redemption Price;

(iii) the Conversion Price;

(iv) the amount, form (i.e., cash or Freely Tradeable Common Stock) and procedures for payment of the Redemption Interest Make-Whole Payment;

(v) the name and address of the Paying Agent where Notes are to be surrendered;

(vi) that Notes called for redemption may be converted at any time prior to the close of business on the Business Day immediately preceding the Optional Redemption Date;

(vii) that Notes called for redemption must be surrendered to the Paying Agent to collect the Optional Redemption Price and the Redemption Interest Make-Whole Payment;

(viii) if fewer than all the outstanding Notes are to be redeemed, the identification and Principal Amounts of the particular Notes to be redeemed;

(ix) that, unless the Company defaults in making such redemption payment or Redemption Interest Make-Whole Payment, Interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the Optional Redemption Date; and

(x) the CUSIP number or ISIN number, if any, printed on the Notes being redeemed.

At the Company’s request, the Trustee shall give the Optional Redemption Notice in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section 3.03.

The Company will issue a press release if the Notes are redeemed.

Section 3.04 Effect of Notice of Redemption.

Once an Optional Redemption Notice is delivered to the Holders, the Notes (or portions thereof) called for redemption shall become irrevocably due and payable on the Optional Redemption Date and at the Optional Redemption Price, together with the Redemption Interest Make-Whole Payment, each as stated in the Optional Redemption Notice. An Optional Redemption Notice may not be conditional and shall be irrevocable; provided that an Optional Redemption Notice shall be rescinded to the extent that the condition set forth in Section 3.07(a)(2) fails to be satisfied at any time after such Optional Redemption Notice is delivered to the Holders and prior to the Optional Redemption Date. Upon surrender to the Paying Agent, such Notes shall be paid on the Optional Redemption Date at the Optional Redemption Price, together with the Redemption Interest Make-Whole Payment, each as stated in the Optional Redemption Notice; provided that if the Optional Redemption Date is on or after a Regular Record Date and on or prior to the Interest Payment Date, the accrued and unpaid Interest shall be payable to the Holder of the redeemed Notes registered on the Regular Record Date (other than the Redemption Interest Make-Whole Payment which shall be payable to the Holder entitled to receive payment of the Optional Redemption Price). Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

Section 3.05 Deposit of Redemption Price and Redemption Interest Make-Whole Payment.

No later than 11:00 a.m. (New York City time) on the Business Day prior to the date on which any Redemption Price on any Note is due and payable, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money and, if applicable, provide to the transfer agent of the Common Stock an instruction letter and any other documentation requested by the transfer agent for the issuance Freely Tradeable Common Stock, in each case sufficient to pay the Redemption Price and any Redemption Interest Make-Whole Payment to be paid on all Notes to be redeemed on the applicable Redemption Date other than Notes or portions of Notes called for redemption which are owned by the Company or a Subsidiary and have been delivered by the Company or such Subsidiary to the Trustee for cancellation. If the Company complies with the provisions of this Section 3.05, then on and after the applicable Redemption Date, Interest will cease to accrue on the Notes (or portions of the Notes) called for redemption.

Section 3.06 Notes Redeemed in Part.

Upon cancellation of a Note that is redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in Principal Amount to the unredeemed portion of the Note surrendered. The Trustee shall notify the Registrar of the issuance of such new Note.

Section 3.07 Optional Redemption by the Company.

(a) The Notes may not be redeemed at the option of the Company pursuant to this Indenture at any time prior to June 9, 2023. At any time and from time to time on or after June 9, 2023, the Notes shall become subject to Company’s right to redeem (the “Optional Redemption Right”) at a redemption price (the “Optional Redemption Price”) payable in cash equal to 100% of the Principal Amount plus accrued and unpaid Interest on such Principal, if any, up to the Optional Redemption Date as follows:

(i) on or after June 9, 2023, up to one-third of the aggregate Principal Amount of Notes initially issued;

(ii) on or after June 9, 2024, up to two-thirds of the aggregate Principal Amount of Notes initially issued; and

(iii) on or after June 9, 2025, up to 100% of the aggregate Principal Amount of Notes initially issued;

provided that at any time the Company exercises the Optional Redemption Right, (1) the Closing Sale Price of the Common Stock must be greater than 150% of the then effective Conversion Price for each of any 20 consecutive Trading Days during the 30 consecutive Trading Day period ending on the Trading Day immediately preceding the date that the applicable Optional Redemption Notice is delivered to Holders and (2) a Registration Statement registering the resale of all Underlying Securities and all Additional Shares issuable upon conversion or redemption of any Notes to be redeemed pursuant to such Optional Redemption Right is and remains effective, and a current Prospectus related thereto available for use, throughout the period from the date the Optional Redemption Notice is delivered to the Holders to and including the Optional Redemption Date such that all such Underlying Securities and Additional Shares may be immediately sold or otherwise disposed of by the Holders without further registration or other restriction under the Securities Act and applicable state securities laws.

(b) If the Company elects to exercise the Optional Redemption Right pursuant to this Section 3.07 prior to the Interest Make-Whole Date, then on the Optional Redemption Date, the Company shall make a payment to the Holder of such redeemed Notes equal to the sum of the remaining scheduled payments of interest that would have been made on the Notes to be redeemed had such Notes remained outstanding through, and including, the Interest Make-Whole Date (the “Redemption Interest Make-Whole Payment”).

(c) If an Optional Redemption Date occurring prior to the Interest Make-Whole Date occurs after the close of business on a Regular Record Date but prior to the open of business on the Interest Payment Date corresponding to such Regular Record Date, the Redemption Interest Make-Whole Payment will not include the accrued interest to, but excluding, the Optional Redemption Date to any Holder of Notes called for redemption and instead the Company will pay the full amount of the relevant interest payment on such Interest Payment Date to the Holder of record on such Regular Record Date. In such case, the Redemption Interest Make-Whole Payment to such Holders of Notes called for redemption will equal the value of all remaining interest payments, starting with the next Interest Payment Date for which interest has not been provided for through the Interest Make-Whole Date.

(d) The Company will have the option to pay any Redemption Interest Make-Whole Payment in cash and/or, subject to the limitations in Section 9.02(k) and Section 9.02(l), by delivering Freely Tradeable Common Stock. The number of shares of Freely Tradeable Common Stock a Holder will receive, if any, in respect of its Redemption Interest Make-Whole Payment will be the number of shares equal to the amount of the Redemption Interest Make-Whole Payment to be paid in Freely Tradeable Common Stock to such Holder, divided by the product of (x) 95% and (y) the simple average of the Daily VWAP of the Common Stock for the ten consecutive Trading Days ending on and including the Trading Day immediately preceding the Optional Redemption Date.

(e) If the Company has failed to pay any Interest or premium on the Notes and such failure to pay is continuing, the Company may not redeem the Notes.

ARTICLE 4.
[INTENTIONALLY OMITTED]

ARTICLE 5.
COVENANTS

Section 5.01 Payment of Notes.

The Company shall pay or cause to be paid the Principal of, premium, if any, Redemption Price, if applicable, Interest and any other amounts to be paid on the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal, premium, if any, Redemption Price, if applicable, Interest and any other amounts to be paid shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the Business Day prior to the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all Principal of, premium, if any, Redemption Price, if applicable, Interest and any other amounts to be paid then due. Any payments of the Principal of, premium, if any, Redemption Price, if applicable, Interest and any other amounts which are paid in cash on the Notes shall be paid in United States dollars.

Section 5.02 Maintenance of Office or Agency.

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency in the Borough of Manhattan and any other designation or rescission of any other office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the office of an affiliate of the Trustee, presently located at 240 Greenwich Street, New York, NY 10286, Attn: Corporate Trust Administration as one such office or agency of the Company in accordance with Section 2.03.

Section 5.03 Reports.

The Company shall file with the Trustee and each Holder copies of any annual or quarterly reports (on Form 10-K or Form 10-Q or any respective successor form) that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (excluding, for the avoidance of doubt, any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the Commission) within 15 days after the same are required to be filed with the Commission (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act or any successor rule). Any such document or report that the Company files with the Commission via the Commission’s EDGAR system (or any successor system) shall be deemed to be filed with the Trustee and the Holders for purposes of this Section 5.03 at the time such document or report is filed via the EDGAR system (or such successor system), it being understood that the Trustee shall have no responsibility to determine if such filings have been made. Notwithstanding the foregoing, at any time the Company is otherwise not required to file documents or reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and the Conversion Obligation for the Notes may be satisfied by the delivery of Reference Property consisting of, in whole or in part, another entity’s common stock, American depositary receipts, ordinary shares or other Capital Stock, as the case may be, the Company may satisfy its obligations under this Section 5.03 by delivering or filing the financial information of such entity within the same time periods and in the same manner described above. Delivery of the reports and documents described in this Section 5.03 to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive or actual notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officers’ Certificate). Trustee shall have no liability or responsibility for the filing, timeliness or content of any such reports.

Section 5.04 Compliance Certificate.

(a) The Company and the Guarantor shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate, one of the signatories of which is the Company’s Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and each obligor under the Notes and this Indenture has kept, observed, performed and fulfilled its obligations under this Indenture, the Notes and the Note Guarantee and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company and each such obligor has kept, observed, performed and fulfilled each and every covenant contained in this Indenture, the Notes and the Note Guarantee and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture, the Notes and the Note Guarantee (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company or such obligor is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the Principal of, Interest or any other amounts due, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company or such obligor is taking or proposes to take with respect thereto.

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Event of Default, an Officers’ Certificate specifying such Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 5.05 Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment would not reasonably be expected to have a Material Adverse Effect.

Section 5.06 Stay, Extension and Usury Laws.

The Company and the Guarantor covenant (to the extent that they may lawfully do so) they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and the Guarantor (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee.

Section 5.07 Restricted Payments.

(a) For so long as the aggregate Principal Amount of all Notes then outstanding is greater than $10,000,000, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of its Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Subsidiary of the Company) or to the direct or indirect holders of its Equity Interests in their capacity as such, other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or any Subsidiary of the Company to the Company or any Subsidiary of the Company, or (b) in the case of dividends or distributions payable by any Subsidiary of the Company, pro rata to the holders of such Subsidiary’s Equity Interests;

(ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company;

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any of its Subsidiaries that is contractually subordinated to the Notes and the Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Subsidiaries), except regularly scheduled payments of interest or a payment of principal at the maturity date; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to the Notes and the Note Guarantees solely by virtue of being unsecured or, to the extent constituting secured Permitted Debt, by virtue of being secured on a first or junior Lien basis; or

(iv) make any Restricted Investment,

all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments” unless, solely with respect to any payment or other action that would otherwise constitute a Restricted Payment as set forth in clause (i), (ii) or (iv) above, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (ii) through and including (v)) of the next succeeding paragraph, is less than the sum, without duplication, of:

A. 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of this Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

B. 100% of the aggregate net cash proceeds received by the Company from and after the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

C. to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment.

(b) So long as no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the foregoing provisions shall not prohibit:

(i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(ii) the making of any Restricted Payment (other than a Restricted Payment as defined in clause (iii) of the definition of Restricted Payment) in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company or the Guarantor) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company;

(iii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Company or its Subsidiaries that is contractually subordinated or subordinated with respect to security interests to the Notes or the Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any current or former officer, director, employee or contractor of the Company or any of its Subsidiaries in order to pay or satisfy such officer’s, director’s, employee’s or contractor’s aggregate exercise price or withholding tax payment obligations or otherwise upon death, disability, retirement or termination of employment or engagement, pursuant to awards granted under the Company’s equity incentive, stock option, restricted stock or other long-term equity compensation plans; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $500,000 in the aggregate in any calendar year, provided, that any unused amounts in any calendar year may be carried forward to one or more future periods; and

(v) Restricted Investments by the Company and its subsidiaries not otherwise permitted under this Indenture, in an aggregate amount not to exceed $3.0 million at any time outstanding.

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee in an Officers’ Certificate.

Section 5.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise permit, cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a)(i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Subsidiaries or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) sell, lease or transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reasons of:

(i) this Indenture, the Notes and the Note Guarantee;

(ii) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(iii) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture;

(iv) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature set forth in Section 5.09(iii);

(v) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(vi) applicable law rule, regulation or order;

(vii) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(viii) any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition;

(ix) Liens permitted to be incurred under the provisions of Section 5.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(x) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 5.09 Incurrence of Indebtedness and Issuance of Disqualified Stock.

For so long as the aggregate Principal Amount of all Notes then outstanding is greater than $10,000,000, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and, while the Company may issue shares of preferred stock, the Company shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock.

The provisions of the first paragraph of this Section 5.09 shall not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) The incurrence by the Company and its Subsidiaries of Existing Indebtedness;

(ii) The incurrence by the Company and the Guarantor of Indebtedness represented by the Notes and the Note Guarantee on the date of this Indenture;

(iii) the incurrence by the Company or any of its Subsidiaries of (x) Indebtedness represented by Capital Lease Obligations or purchase money obligations, in each case incurred for the purpose of financing the purchase price or cost of equipment used in the production lines of the Company or any of its Subsidiaries (other than any sale-leaseback transaction involving any such equipment owned by the Company or any of its Subsidiaries on the date hereof) and (y) additional Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the Permitted Business (other than as described in clause (x)) of the Company or any of its Subsidiaries, in the case of clause (y), in an aggregate principal amount (together with all Indebtedness incurred pursuant to Section 5.09(xiii) and any Permitted Refinancing Indebtedness incurred pursuant to Section 5.09(iv) to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to Section 5.09(iii)(y) or Section 5.09(xiii)) not to exceed $25.0 million in the aggregate outstanding at any time outstanding;

(iv) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness that was permitted by this Indenture to be incurred pursuant to clauses (i), (iii), (viii) or (xiii) of this Section 5.09;

(v) the incurrence by the Company or any of its Subsidiaries of Indebtedness not to exceed in the aggregate at any time outstanding $5.0 million; provided, however, that (a) such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to this Indenture, the Notes and the Note Guarantee, (b) such Indebtedness matures no less than 181 days following the maturity of the Notes;

(vi) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations in the ordinary course of business (other than for speculative purposes);

(vii) the incurrence by the Company or any of its Subsidiaries of Indebtedness in respect of workers’ compensation claims, self insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;

(viii) the incurrence by the Company or any of its Subsidiaries of unsecured Indebtedness not to exceed in the aggregate at any time outstanding (together with any outstanding Permitted Refinancing Indebtedness incurred pursuant to Section 5.09(iv) to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this Section 5.09(viii)) $25.0 million;

(ix) Guarantees by the Company or any of its Subsidiaries of Indebtedness otherwise permitted by this Section 5.09;

(x) the incurrence of Indebtedness by the Company or any of its Subsidiaries arising from agreements providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Subsidiary otherwise permitted under this Indenture;

(xi) the incurrence of intercompany Indebtedness among the Company and any of its Subsidiaries;

(xii) the incurrence by the Company or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days; and

(xiii) the incurrence by the Company or any of its Subsidiaries of Secured Funded Indebtedness so long as either (x) the aggregate at any time outstanding, together with any outstanding secured Indebtedness incurred under Section 5.09(iii)(y) (but excluding any outstanding secured Indebtedness incurred under Section 5.09(iii)(x)) and any secured Permitted Refinancing Indebtedness incurred pursuant to Section 5.09(iv) to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to Section 5.09(iii)(y) or Section 5.09(xiii) (but excluding any secured Permitted Refinancing Indebtedness incurred pursuant to 5.09(iv) to renew, refund, refinance, replace, defease or discharge any Indebtedness pursuant to Section 5.09(iii)(x)) does not exceed $25.0 million or (y) the Company enters into a pledge and security agreement with a collateral agent and takes such other actions as are necessary in order to cause all payments due under this Indenture, the Notes and the Note Guarantee to be secured on an equal and ratable (or senior) basis with the Obligations so secured by such Lien securing the Secured Funded Indebtedness until such time as such Secured Funded Indebtedness is no longer secured by a Lien.

The Company will not incur, and will not permit the Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this Section, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt set forth above, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness.

Section 5.10 Asset Sales.

(a) For so long as the aggregate Principal Amount of all Notes then outstanding is greater than $10,000,000, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) sell, lease, convey or otherwise dispose of any assets or rights other than the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, which will be governed by Section 6.01 and not by the provisions of this Section 5.10; and

(ii) issue Equity Interests in any of the Subsidiaries or sell Equity Interests in any of its Subsidiaries.

(each of the foregoing, an “Asset Sale”), unless such Asset Sale is a Permitted Asset Sale (as defined below).

(b) A “Permitted Asset Sale” shall mean:

(i) an Asset Sale in which the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and at least 75% of the consideration received therefor by the Company or such Subsidiary is in the form of cash; provided, however, that the amounts of the following shall be deemed to be cash for purposes of this provision:

A. any liabilities (as shown on the Company’s most recent consolidated balance sheet or in the notes thereto), of the Company or any Subsidiary (other than contingent liabilities or liabilities that are by their terms subordinated in right of payment or as to security interests to the Notes or the Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability,

B. any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Subsidiary into cash (to the extent of the cash received in that conversion), and

C. any stock or assets received of the Company or any Subsidiary used to acquire (1) all or substantially all of the assets of, or any Capital Stock of, another Permitted Business if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Subsidiary of the Company or the Guarantor or (2) other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

(ii) any single Asset Sale pursuant to Section 5.10(a)(i) or series of related Asset Sales pursuant to Section 5.10(a)(i) that involves assets having a Fair Market Value of less than $5.0 million in the aggregate;

(iii) the transfer, sale or lease of products, services or accounts receivable by the Company or any Subsidiary in the ordinary course of business and any sale or other disposition of damaged, worn-out, replaced, retired or obsolete assets by the Company or any Subsidiary in the ordinary course of business;

(iv) the sale or other disposition by the Company or any Subsidiary of cash or Cash Equivalents;

(v) a transfer of assets by the Company to a Subsidiary or by a Subsidiary of the Company to the Company or another Subsidiary of the Company;

(vi) an issuance of Equity Interests by a Subsidiary to the Company or to another Subsidiary of the Company;

(vii) any Restricted Payment or Permitted Investment that is permitted by Section 5.07 hereof or Permitted Lien that is permitted by Section 5.12 hereof;

(viii) any leases or subleases in the ordinary course of business to third Persons not interfering in any material respect with the ordinary conduct of the business of the Company and otherwise not prohibited by this Indenture;

(ix) any dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business; and

(x) any licensing of intellectual property in accordance with industry practice in the ordinary course of the Company’s business.

Section 5.11 Transactions with Affiliates.

For so long as the aggregate Principal Amount of all Notes then outstanding is greater than $10,000,000, the Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance, transaction or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”), unless;

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary than those that could reasonably have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person, and

(b) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company;

provided, however, that the Company shall not be required to comply with this Section 5.11 with respect to the following, none of which shall be an Affiliate Transaction:

(i) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business and payments made pursuant thereto;

(ii) transactions between or among the Company and/or the Guarantor;

(iii) Restricted Payments that do not violate Section 5.07 of this Indenture;

(iv) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company; or

(v) loans or advances to employees for expenses incurred or to be incurred in connection with the Permitted Business and such employee’s employment in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding.

Section 5.12 Liens.

The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 5.13 Line of Business.

The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

Section 5.14 Corporate Existence.

Subject to ARTICLE 6 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and the loss thereof would not reasonably be expected to have a Material Adverse Effect.

Section 5.15 Maintenance of Properties and Insurance.

(a) For so long as the aggregate Principal Amount of all Notes then outstanding is greater than $10,000,000, the Company shall, and shall cause each of its Subsidiaries to, maintain all material properties in good working order and condition in all material respects (subject to ordinary wear and tear) and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto and actively conduct and carry on its business; provided, however, that nothing in this Section 5.15 shall prevent the Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the good faith judgment of the Board of Directors or other governing body of the Company or the Subsidiary concerned, as the case may be, desirable in the conduct of its business and is not disadvantageous in any material respect to the Holders.

(b) For so long as the aggregate Principal Amount of all Notes then outstanding is greater than $10,000,000, the Company shall maintain insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the good faith judgment of the holdings and the Company, are adequate and appropriate for the conduct of the business of the Company and its Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the good faith judgment of the Company, for companies similarly situated in the industry.

Section 5.16 Payments for Consent.

Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 5.17 Issuance or Sale of Subsidiary Stock.

The Company shall not, and shall not permit any of its Subsidiaries to, sell any Capital Stock of a Subsidiary of the Company, except to the Company or to another wholly owned Subsidiary of the Company, unless the Company and its Subsidiaries, as the case may be, sell 100% of the Capital Stock of the subject Subsidiary that they own in accordance with this Indenture, as applicable. In addition, no Subsidiary of the Company shall issue any Capital Stock, other than to the Company or another Subsidiary of the Company.

Section 5.18 Additional Interest; Special Interest.

If at any time Additional Interest becomes payable by the Company pursuant to the Registration Rights Agreement or any Special Interest becomes payable by the Company pursuant to Section 7.03 hereof, the Company shall promptly deliver to the Trustee a certificate to that effect and stating (i) the amount of such applicable Additional Interest or Special Interest that is payable and (ii) the date on which such applicable Additional Interest is payable pursuant to the terms of the Registration Rights Agreement or Special Interest is payable pursuant to Section 7.03 hereof. Unless and until a Responsible Officer of the Trustee receives such a certificate, the Trustee may assume without inquiry that no Additional Interest or Special Interest is payable. If the Company has paid Additional Interest or Special Interest directly to the Persons entitled to such Additional Interest or Special Interest, the Company shall deliver to the Trustee a certificate setting forth the particulars of such payment.

Section 5.19 Economic Sanctions.

(a) The Company covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively “Sanctions”).

(b) The Company covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers will directly or indirectly use any payments made pursuant to this Indenture, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

ARTICLE 6.
CONSOLIDATION, MERGER AND SALE OF ASSETS

Section 6.01 When Company May Merge, Etc.

Subject to the provisions of Section 6.02, the Company shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated properties and assets of the Company and its direct and indirect Subsidiaries, taken as a whole, to another Person (other than one or more of the Company’s direct or indirect Subsidiaries), unless:

(a) the resulting, surviving or transferee Person (the “Surviving Entity”), if not the Company, is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Surviving Entity, if not the Company, expressly assumes by supplemental indenture all of the obligations of the Company under the Notes and this Indenture; and

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Indenture.

For purposes of this Section 6.01, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company to another Person, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to another Person.

Section 6.02 Successor Corporation to Be Substituted.

In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Surviving Entity, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Company, such Surviving Entity (if not the Company) shall succeed to and, except in the case of a lease of all or substantially all of the Company’s properties and assets, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part. Such Surviving Entity thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the written order of such Surviving Entity signed by one of its Officers (instead of a Company Order) and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by an Officer of the Company to the Trustee for authentication, and any Notes that such Surviving Entity thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this ARTICLE 6 the Person named as the “Company” in the first paragraph of this Indenture (or any successor that shall thereafter have become such in the manner prescribed in this ARTICLE 6) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture and the Notes.

In case of any such consolidation, merger, sale, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

Section 6.03 Opinion of Counsel to Be Given to Trustee.

If the Surviving Entity is not the Company, no such consolidation, merger, sale, conveyance, transfer or lease pursuant to Section 6.01 shall be effective unless the Trustee shall receive an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale, conveyance, transfer or lease and any such assumption and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the provisions of this ARTICLE 6.

ARTICLE 7.

DEFAULTS AND REMEDIES

Section 7.01 Events of Default.

An “Event of Default” means any of the following events:

(a) the Company’s failure to comply with its obligation to convert any Notes in accordance with this Indenture upon exercise of a Holder’s conversion right, including the payment of any Interest Make-Whole Payment or Qualifying Fundamental Change Payment, and such failure continues for a period of five (5) Business Days;

(b) the Common Stock is not listed on any Eligible Market;

(c) the Company defaults in the payment when due of Interest (whether in cash or shares, as determined by the Company) on the Notes and such default continues for a period of 30 days;

(d) the Company defaults in the payment when due of Principal of or premium, if any, on the Notes when the same becomes due and payable at maturity, upon redemption (including in connection with an offer to purchase) or otherwise;

(e) the Company or any of its Subsidiaries fails to comply with any of the provisions of Section 5.07, Section 5.09, Section 5.10, Section 5.12, Section 6.01 or ARTICLE 10 hereof;

(f) failure by the Company to give a Qualifying Fundamental Change Company Notice pursuant to Section 9.03(b) or Fundamental Change Company Notice pursuant to Section 10.01(c), in each case, when due and such failure continues for three (3) Business Days after the due date for such notice;

(g) the Company or the Guarantor fails to observe or perform any other covenant, representation, warranty or other agreement in this Indenture (other than a default specified in clauses (a) through (f) above), the Notes or the Note Guarantee for 30 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate Principal Amount of the Notes then outstanding voting as a single class;

(h) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, which default (i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the Principal Amount of such Indebtedness, together with the Principal Amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $2.5 million or more, in any such case, after notice to the Company by the Trustee or the Holders of at least 25% in aggregate Principal Amount of the Notes then outstanding voting as a single class;

(i) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Subsidiaries and such judgment or judgments remain undischarged, unpaid or unstayed for a period (during which execution shall not be effectively stayed) of 60 days, provided that the aggregate of all such undischarged judgments exceeds $10.0 million (excluding amounts covered by insurance), after notice to the Company by the Trustee or the Holders of at least 25% in aggregate Principal Amount of the Notes then outstanding voting as a single class;

(j) the Company, any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X under the Securities Act and Exchange Act or any successor rule) or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(i) commences a voluntary case,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official under Bankruptcy Law of it or for all or substantially all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is not paying its debts as they become due;

(k) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Company, any of the Subsidiaries, any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case;

(ii) appoints a custodian, receiver, trustee, assignee, liquidator or similar official under Bankruptcy Law of the Company, any of the Subsidiaries, any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, any of the Subsidiaries, any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(iii) orders the liquidation of the Company, any of the Subsidiaries, any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 consecutive days; or

(l) except as otherwise permitted by this Indenture, the Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or the Guarantor, or any Person acting on behalf of the Guarantor, denies or disaffirms its obligations under the Note Guarantee.

Section 7.02 Acceleration.

If any Event of Default (other than an Event of Default specified in clause (j) or (k) of Section 7.01) occurs and is continuing, the Trustee or the Holders of at least 25% in Principal Amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately. Notwithstanding the foregoing, if an Event of Default specified in clause (j) or (k) of Section 7.01 hereof occurs, all outstanding Notes shall be due and payable immediately without further action or notice.

The Majority Holders by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of Principal, Interest or premium that has become due solely because of the acceleration) have been cured or waived.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in Section 7.01(h) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the payment default or acceleration triggering such Event of Default pursuant to Section 7.01(h) shall be remedied or cured or waived by the holders of the relevant debt within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

Section 7.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of Principal, premium, if any, and Interest on the Notes then due or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Notwithstanding the foregoing, the sole remedy for an Event of Default relating to the failure by the Company to comply with the provisions of Section 5.03 shall, for the first 180 days after the occurrence of such an Event of Default, consist exclusively of the right to receive special interest (“Special Interest”) on the Notes at an annual rate equal to 0.50% of the Principal Amount of the Notes. Such Special Interest shall be paid quarterly in arrears on each Interest Payment Date, with the first payment due of the first Interest Payment Date following the date on which such Special Interest began to accrue on the Notes and shall cease to accrue upon the cure or waiver of such Event of Default. Special Interest shall accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the provisions of Section 5.03 shall first occur to but not including the 180th day thereafter (or such earlier date on which such Event of Default shall have been cured or waived). On such 180th day (or earlier, if the Event of Default relating to the failure to comply with Section 5.03 is cured or waived prior to such 180th day), such Special Interest shall cease to accrue and, if the Event of Default relating to the failure to comply with Section 5.03 shall not have been cured or waived prior to such 180th day, the Notes shall be subject to acceleration as provided in Section 7.02. The provisions of this paragraph shall not affect the rights of holders in the event of the occurrence of any other Event of Default. Upon the occurrence of an Event of Default giving rise to the obligation to pay Special Interest, all references herein to interest accrued or payable of any date shall include any Special Interest accrued or payable as of such dates if and to the extent provided in this Section 7.03.

Section 7.04 Waiver of Past Defaults.

The Majority Holders by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default and its consequences hereunder, except (a) a Default or Event of Default described in clauses (j) or (k) of Section 7.01 or (b) in respect of a covenant or provision hereof which under Section 12.02 cannot be modified or amended without the consent of the Holder of each outstanding Note affected (in which case such notice to waive such existing Default and its consequences hereunder shall be given to the Trustee by all Holders of affected Notes). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 7.05 Control by Majority.

Subject to Section 8.02(g) the Majority Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that: (a) such direction shall not be in conflict with any rule of law, this Indenture; (b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and (c) the Trustee may refuse to follow any direction that conflicts with law or that the Trustee determines may involve the Trustee in personal liability or may be prejudicial to the rights of the Holders of Notes.

Section 7.06 Limitation on Suits.

No Holder shall have any right to institute any proceeding, judicial or otherwise, in respect of this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder (other than in the case of an Event of Default specified in clause (j) or (k) of Section 7.01), unless:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in Principal Amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Majority Holders do not give the Trustee a direction inconsistent with the request.

No one or more Holders shall have any right in any manner whatever by virtue of, or by availing itself of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders), or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders.

Section 7.07 Unconditional Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of the Principal, the Redemption Price, or Interest, in respect of the Notes held by such Holder, on or after the respective due dates expressed in the Notes or any Redemption Date, as applicable, and to convert the Notes in accordance with ARTICLE 9, or to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or affected adversely without the consent of such Holder.

Section 7.08 Collection Suit by Trustee.

If an Event of Default specified in Section 7.01(c) or (d) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and the Subsidiaries for the whole amount of Principal of, premium, if any, Redemption Price, Interest and any other amounts remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes and the Note Guarantees, including the Guarantor), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 8.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 7.10 Priorities.

If the Trustee collects any money pursuant to this ARTICLE 7, it shall pay out the money in the following order:

First: to the Trustee and its agents and attorneys for amounts due under Section 8.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the

Notes for Principal, premium, if any, Interest and any other amounts due, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 7.10.

Section 7.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, in either case in respect of the Notes, a court may require any party litigant in such suit to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorney’s fees, and expenses, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant; but the provisions of this Section 7.11 shall not apply to any suit instituted by the Company, to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in aggregate Principal Amount of the then outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of the Principal Amount or Interest, on any Note on or after the Stated Maturity of such Note or applicable Redemption Price on or after the applicable Redemption Date.

Section 7.12 Waiver of Stay or Extension of Laws.

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 8.
TRUSTEE

Section 8.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) The duties and responsibilities of the Trustee shall be as provided by the TIA. Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 8.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Majority Holders, determined as provided in Section 2.05, Section 2.08, Section 2.09 and Section 7.05, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture; and

(iv) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 8.01

(e) The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall be under no liability for interest on any money received by it hereunder except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee hereunder need not be segregated from other funds except to the extent required by law.

Section 8.02 Rights of Trustee.

(a) The Trustee may conclusively rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Trustee need not investigate any fact or matter stated in any such paper or document.

(b) Whenever in the administration of this Indenture, the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee may require an Officers’ Certificate or an Opinion of Counsel or both, and may, in the absence of bad faith on its part, conclusively rely upon such Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(d) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Trustee shall not be responsible for the misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

(e) The Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(f) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or the Guarantor mentioned herein shall be sufficiently evidenced by Company Order.

(g) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken and shall not incur any liability for its failure to act until such inconsistency or conflict is, in its reasonable opinion, resolved.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(i) The rights, privileges, immunities and benefits given to the Trustee, including without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other person employed to act hereunder.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as to authorized in any such certificate previously delivered and not suspended.

(k) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(m) Delivery of reports, information and documents to the Trustee (including, without limitation, under Section 5.03 hereof) is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive or actual notice or knowledge of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(n) The Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

Section 8.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, and a default occurs with respect to the Notes, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee or resign. Any authentication agent, any Agent, or any other agent of the Trustee may do the same with like rights and duties. The Trustee is also subject to Section 8.10 and Section 8.11 hereof.

Section 8.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes. The Trustee and any authenticating agent shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, and shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee. The statements and recitals contained herein, in the Notes or in any other document in connection with the sale of the Notes or pursuant to this Indenture, except the Trustee's certificates of authentication, shall be taken as the statements of the Company, and the Trustee or any authenticating agent assumes no responsibility for their correctness.

Section 8.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall send to Holders of Notes a notice of the Default or Event of Default within 90 days after it knows of such Default or Event of Default, unless such Default or Event of Default shall have been cured or waived. Except in the case of a Default or Event of Default in payment of Principal of, premium, if any, Interest or any other amounts due on any Note, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders; and provided, further, that in the case of any default of the character specified in Section 7.01(g), no such notice to Holders shall be given until at least 30 days after the occurrence thereof.

Section 8.06 Reports by Trustee to Holders of the Notes.

The Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the TIA at the times and in the manner provided pursuant thereto. If required by TIA § 313(a), the Trustee shall, within sixty days after each October 15 following the date of the initial issuance of Securities under this Indenture deliver to Holders a brief report, dated as of such October 15, which complies with the provisions of TIA § 313(a).

A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee with each stock exchange, if any, upon which the Notes are listed, with the Commission and with the Company. The Company will promptly notify the Trustee in writing when the Securities are listed on any stock exchange and of any delisting thereof.

Section 8.07 Compensation and Indemnity.

The Company shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as shall be agreed in writing by the Company and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee and its agents for, and to hold them harmless against, any and all losses, liabilities, damages, claims or expenses, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 8.07) and defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, damage, claim, liability or expense is due to its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable order). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company under this Section 8.07 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee for any amount owing to it or any predecessor Trustee pursuant to this Section 8.07, except that held in trust to pay Principal and Interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 7.01 (j) or (k) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 8.08 Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment and taking of office as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Majority Holders may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 8.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian, receiver, trustee, assignee, liquidator or similar official under Bankruptcy Law or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Majority Holders may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in Principal Amount of the then outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 8.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 8.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Company’s obligations under Section 8.07 hereof shall continue for the benefit of the retiring Trustee.

Section 8.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee; provided, that such successor corporation shall otherwise be eligible and qualified under this ARTICLE 8.

Section 8.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(l), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 8.11 Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311 (a), excluding any creditor relationship listed in TIA § 311 (b). A Trustee who has resigned or been removed shall be subject to TIA § 31I (a) to the extent indicated therein.

ARTICLE 9.
CONVERSION OF NOTES

Section 9.01 Conversion Privilege.

(a) Subject to and upon compliance with the provisions of this Article 9, on or after December 9, 2022, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 Principal Amount or an integral multiple thereof) of such Note at any time prior to the close of business on the Business Day immediately preceding the Stated Maturity at an initial conversion rate of 212.3142 shares of Common Stock (subject to adjustment as provided in this Article 9, the “Conversion Rate”) per $1,000 Principal Amount of Notes (subject to, and in accordance with, the settlement provisions of Section 9.02, the “Conversion Obligation”).

(b) Subject to Section 9.03, for any Conversion Date that occurs prior to the Interest Make-Whole Date, the Company shall make a payment to the Holder of such Notes equal to the sum of the remaining scheduled payments of interest that would have been made on the Notes to be converted had such Notes remained outstanding from the Conversion Date through, and including the Interest Make-Whole Date (the “Conversion Interest Make-Whole Payment”).

If a Conversion Date occurs after the close of business on a Regular Record Date but prior to the open of business on the Interest Payment Date corresponding to such Regular Record Date, the Conversion Interest Make-Whole Payment will not include the accrued interest to any converting Holder and instead the Company will pay the full amount of the relevant interest payment on such Interest Payment Date to the Holder of record on such Regular Record Date. In such case, the Conversion Interest Make-Whole Payment to such converting Holders will equal the value of all remaining interest payments, starting with the next Interest Payment Date for which interest has not been provided for, through the Interest Make-Whole Date.

The Company will have the option to pay any Conversion Interest Make-Whole Payment in cash and/or by delivering Freely Tradeable Common Stock. Subject to the limitations in Section 9.02(k) and Section 9.02(l), all Conversion Interest Make-Whole Payments shall be paid by delivering Freely Tradeable Common Stock, unless the Company delivers prior written notice to each Holder (with a copy to the Trustee) stating that the Company will pay all or a portion of any future Conversion Interest Make-Whole Payments in cash, and specifying the time periods during which such election shall apply and the percentages of the Conversion Interest Make-Whole Payments that will be paid as cash and Freely Tradeable Common Stock, respectively. Such notice shall not be effective until the end of the 15th Trading Day after such notice has been delivered. For all time periods, the number of shares of Freely Tradeable Common Stock a converting Holder will receive, if any, will be the number of shares equal to the amount of the Conversion Interest Make-Whole Payment to be paid in Freely Tradeable Common Stock to such Holder, divided by the product of (x) 95% and (y) the simple average of the Daily VWAP of the Common Stock for the ten consecutive Trading Days ending on and including the Trading Day immediately preceding the Conversion Date.

Section 9.02 Conversion Procedure; Settlement Upon Conversion.

(a) Subject to this Section 9.02, Section 9.03(b) and Section 9.07(a), upon conversion of any Note, the Company shall satisfy its Conversion Obligation by delivering to the converting Holder, in respect of each $1,000 Principal Amount of Notes being converted, a number of shares of Common Stock equal to the Conversion Rate, together with a cash payment, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with subsection (j) of this Section 9.02, and a Conversion Interest Make-Whole Payment or Qualifying Fundamental Change Payment, if applicable, on the second Business Day immediately following the relevant Conversion Date (or such longer period as the Applicable Procedures of the Depositary may require, with respect to any conversions by Beneficial Owners of interests in a Global Note).

(b) Subject to Section 9.02(e), before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the Applicable Procedures of the Depositary and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 9.02(h) and (ii) in the case of a Physical Note, the Holder thereof shall (1) complete, manually sign and deliver an irrevocable notice (or a facsimile, PDF or other electronic transmission thereof) to the Conversion Agent as set forth in the Form of Notice of Conversion (a “Notice of Conversion”) in the form set forth in Attachment 2 to the Form of Note attached hereto as Exhibit A, at the office of the Conversion Agent and state in writing therein the Principal Amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for the shares of Common Stock to be delivered upon settlement of the Conversion Obligation (and settlement of any Conversion Interest Make-Whole Payment or Qualifying Fundamental Change Payment, if applicable) to be registered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents, (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 9.02(h) and (5) if required, pay all transfer or similar taxes, if any. The Conversion Agent shall notify the Company of any conversion pursuant to this Article 9 on the Conversion Date for such conversion. Subject to Section 9.02(l), the exercise of such conversion rights shall be irrevocable. No Holder may surrender Notes for conversion if such Holder has also delivered a Fundamental Change Repurchase Notice to the Company in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 10.02.

If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation and Conversion Interest Make-Whole Payment or Qualifying Fundamental Change Payment, if applicable, with respect to such Notes shall be computed on the basis of the aggregate Principal Amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c) A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in Section 9.02(b). The Company shall issue or cause to be issued, and deliver (if applicable) to its transfer agent or to such Holder, or such Holder’s nominee or nominees, the full number of shares of Common Stock to which such Holder shall be entitled, in book-entry format through the Depositary, in satisfaction of the Company’s Conversion Obligation together with any Conversion Interest Make-Whole Payment or Qualifying Fundamental Change Payment, if applicable.

(d) In case any Note shall be surrendered for partial conversion, the Company shall deliver a Company Order, and the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate Principal Amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Company or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(e) If a Holder submits a Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of any shares of Common Stock upon conversion, unless the tax is due because the Holder requests such shares of Common Stock to be issued in a name other than such Holder’s name, in which case such Holder shall pay that tax. The conversion of such a Holder’s Note may be delayed if the Trustee, and the Conversion Agent does not, receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(f) Except as provided in Section 9.04, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided in this Article 9.

(g) Upon the conversion of an interest in a Global Note, the Trustee, or the Note Custodian (if other than the Trustee) at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the Principal Amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(h) Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below and in connection with a Conversion Interest Make-Whole Payment, if applicable. The Company’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the Principal Amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date, but prior to the open of business on the immediately following Interest Payment Date, Holders of such Notes as of the close of business on such Regular Record Date shall receive the full amount of interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion.

Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date shall be accompanied by funds equal to the amount of interest payable on the Notes so converted on the corresponding Interest Payment Date (regardless of whether the Holder was the holder of record on the corresponding Regular Record Date); provided that no such payment shall be required (1) for conversions following the Regular Record Date immediately preceding the Stated Maturity; (2) for conversions in respect of which a Conversion Interest Make-Whole Payment is payable upon conversion; (3) if the Company has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date, in respect of Notes converted; or (4) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such Note. Therefore, for the avoidance of doubt, all Holders of record on the Regular Record Date immediately preceding the Stated Maturity, any Holders of record entitled to receive a Conversion Interest Make-Whole Payment upon conversion described in clause (2) above and any Fundamental Change Repurchase Date described in clause (3) above shall receive the full interest payment due on the Stated Maturity or other applicable Interest Payment Date in cash regardless of whether their Notes have been converted or repurchased following such Regular Record Date.

(i) The Person in whose name the shares of Common Stock shall be issuable upon conversion shall become the holder of record of such shares as of the close of business on the relevant Conversion Date. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion; provided that (a) the converting Holder shall have the right to receive the Conversion Obligation due upon conversion and the Conversion Interest Make-Whole Payment or Qualifying Fundamental Change Payment, if applicable, and (b) in the case of a conversion between a Regular Record Date and the corresponding Interest Payment Date, the Holder of record as of the close of business on such Regular Record Date shall have the right to receive the full amount of interest payable on such Interest Payment Date, in accordance with clause (h) above.

(j) The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the Closing Sale Price of the Common Stock on the relevant Conversion Date.

(k) Notwithstanding anything to the contrary in this Indenture, unless the Company shall have obtained the requisite Stockholder Approval pursuant to Nasdaq Marketplace Rule 5635(d) (in such case at a meeting with a record date prior to the issuance of any shares of Common Stock in respect of the Notes), or the listing requirements of such other Relevant Stock Exchange, the number of shares of Common Stock the Company may deliver in respect of the Notes, including those delivered as payment of Common Stock Interest, in connection with an Interest Make-Whole Payment, in connection with a Qualifying Fundamental Change Payment, or in satisfaction of the Conversion Obligation, will not exceed 19.99% of the Common Stock of the Company outstanding as of the close of the Trading Day immediately preceding the date of the Purchase Agreement (as appropriately adjusted to give effect to any stock splits, reverse stock splits, stock combinations, reclassifications, reorganizations or other similar transactions occurring after the date of this Indenture) (the “20% Threshold”), which amount as of the close of the Trading Day immediately preceding the date of the Purchase Agreement is 11,403,332. The Company will not have any further obligation to deliver any shares of Common Stock in excess of the 20% Threshold; provided, however, that the Company will make a cash payment in lieu of any shares of Common Stock (or fractions thereof) that are not able to be delivered in excess of the 20% Threshold, calculated based upon the simple average of the Daily VWAP for the ten consecutive Trading Days ending on and including the Trading Day immediately preceding the relevant payment date.

(l) Notwithstanding anything to the contrary in this Indenture, no Holder will be entitled to receive shares of Common Stock upon conversion of Notes (including any Qualifying Fundamental Change Payment), as payment of any Interest Make-Whole Payment, or as payment of Common Stock Interest, and no such conversion or payment of Notes shall take place, to the extent (but only to the extent) that such receipt (or conversion) would cause such Holder and its affiliates (as defined in Rule 12b-2 under the Exchange Act) and associates (as defined in Rule 12b-2 under the Exchange Act), in each case together with any other persons whose beneficial ownership would be aggregated with such Person for purposes of Section 13(d) of the Exchange Act (including any “group” of which such Person is a member) to beneficially own shares of Common Stock in excess of 4.9% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion (the “Conversion Limitation”). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its affiliates (as defined in Rule 12b-2 under the Exchange Act) shall include the number of shares of Common Stock issuable upon conversion of a Note, as payment of any Interest Make-Whole Payment, or as payment of Common Stock Interest, in each case with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of any Note beneficially owned by such Holder, any of its affiliates (as defined in Rule 12b-2 under the Exchange Act), any of its associates (as defined in Rule 12b-2 under the Exchange Act) or any other persons whose beneficial ownership would be aggregated with any of the foregoing Person for purposes of Section 13(d) of the Exchange Act (including any “group” of which such Person is a member) and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder, any of its affiliates (as defined in Rule 12b-2 under the Exchange Act), any of its associates (as defined in Rule 12b-2 under the Exchange Act) or any other persons whose beneficial ownership would be aggregated with any of the foregoing Person for purposes of Section 13(d) of the Exchange Act (including any “group” of which such Person is a member). Except as set forth in the preceding sentence, for purposes of this Section 9.02(l), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act, and a determination as to any “group” status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act. By written notice to the Company, any Holder may increase or decrease the Conversion Limitation to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, (ii) any such decrease will be effective when indicated in the notice delivered to the Company and (iii) any such increase or decrease will apply only to the Holder sending such notice and not to any other Holder of Notes.

For purposes of this Section 9.02(l), in determining the number of outstanding shares of Common Stock, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent annual, quarterly or current report on Form 10-K, Form 10-Q or Form 8-K, respectively, as the case may be; (y) a more recent public announcement by the Company or (z) any other notice by the Company setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a Holder, the Company shall within two Business Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including any Note, by such Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

For purposes of calculating the number of shares of Common Stock issuable to the Holder that would not exceed the limitation contained in this Section 9.02(l), the determination of the amount of securities beneficially owned by the Holder shall be in the sole discretion of the Holder (subject to the terms of this Section 9.02(l)), and, unless otherwise indicated in connection with the Notice of Conversion, the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether any Notes may be converted (in relation to other securities beneficially owned by the Holder), subject to the applicable Conversion Limitation. To ensure compliance with this restriction, unless otherwise indicated in connection with the Notice of Conversion, the Holder shall be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section 9.02(l). If all or a portion of any Common Stock Interest payment or Redemption Interest Make-Whole Payment would cause the Holder to exceed its Conversion Limitation, such Holder shall notify the Company via email at the address set forth in Section 17.02 at least two Business Days prior to the relevant payment date, which notice shall specify the number of shares of Common Stock such Holder may receive without exceeding its Conversion Limitation, and the Company shall not deliver any shares of Common Stock in excess of such amount.

Any purported delivery of shares of Common Stock upon conversion of the Notes, as payment of any Interest Make-Whole Payment, or as payment of Common Stock Interest, shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the applicable Holder exceeding its Conversion Limitations in violation of this Section 9.02(l). Solely for the purpose of this Section 9.02(l), in the case of Global Notes, “Holder” shall mean a person that holds a beneficial interest in the Notes and not the Depositary or its nominee.

To the extent that any shares of Common Stock cannot be delivered due to the limitations specified in this Section 9.02(l):

(1) if such shares of Common Stock that are unable to be issued would be used to satisfy a conversion of this Note in whole or in part, the Holder may request return of the Notes surrendered by such Holder for conversion, after which the Company shall deliver such Notes to such Holder within two Trading Days after receipt of such request; or

(2) if such shares of Common Stock that are unable to be issued would be used to satisfy payment of any Qualifying Fundamental Change Payment, payment of any Interest Make-Whole Payment or payment of Common Stock Interest in whole or in part, the Holder may elect compliance with this Section 9.02(l)(2) and the Company shall have been deemed to elect to pay all such amounts in cash.

Section 9.03 Adjustment to Conversion Rate Upon a Qualifying Fundamental Change.

(a) If the Effective Date of a Qualifying Fundamental Change occurs prior to the Stated Maturity and a Holder elects to convert its Notes in connection with such Qualifying Fundamental Change, the Company shall, under the circumstances described below, subject in all cases to the limitations in Section 9.02(k) and Section 9.02(l), increase the Conversion Rate by an additional number of shares of Common Stock (the “Qualifying Fundamental Change Additional Shares”), as described below. The number of Qualifying Fundamental Change Additional Shares shall be determined by reference to the table below, based on the Effective Date of the Qualifying Fundamental Change and the price paid (or deemed to be paid) per share of the Common Stock in the Qualifying Fundamental Change (the “Stock Price”). A conversion of Notes shall be deemed for these purposes to be “in connection with” such Qualifying Fundamental Change if the relevant Conversion Date occurs during the period from, and including, the Effective Date of the Qualifying Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of a Qualifying Fundamental Change that would have been a Fundamental Change but for the proviso in clause (b) of the definition thereof, the 35th Trading Day immediately following the Effective Date of such Qualifying Fundamental Change) (such period, the “Qualifying Fundamental Change Period”).

The number of Qualifying Fundamental Change Additional Shares set forth in the table below shall be adjusted in the same manner as and as of any date on which the Conversion Rate of the Notes is adjusted pursuant to this ARTICLE 9. The Stock Prices set forth in the first row of the table below (i.e., the column headers) shall be simultaneously adjusted to equal the Stock Prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which shall be the Conversion Rate immediately prior to the adjustment and the denominator of which shall be the Conversion Rate as so adjusted.

The following table sets forth the number of Qualifying Fundamental Change Additional Shares per $1,000 principal amount of Notes by which the Conversion Rate shall be increased upon conversion in connection with a Qualifying Fundamental Change:

Effective	Stock Price
Date	$4.00	$5.00	$6.00	$7.00	$8.00	$9.00	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00	$19.00	$20.00
June 9, 2022	38.14	26.22	18.02	12.39	8.52	5.86	4.03	2.77	5.69	4.83	4.10	3.49	2.96	2.51	2.12	1.79	1.49
June 15, 2023	38.14	24.91	17.12	11.77	8.09	5.56	3.83	2.63	4.20	3.57	3.04	2.59	2.20	1.87	1.58	1.32	1.10
June 15, 2024	38.14	23.66	16.27	11.18	7.69	5.29	3.63	2.50	2.37	2.03	1.74	1.49	1.27	1.08	0.92	0.77	0.64
June 15, 2025	38.14	22.48	15.45	10.62	7.30	5.02	3.45	2.37	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
June 15, 2026	38.14	21.35	14.68	10.09	6.94	4.77	3.28	2.25	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
June 15, 2027	38.14	20.29	13.95	9.59	6.59	4.53	3.12	2.14	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

provided, however, that:

(i) if the exact Stock Price is between two Stock Prices listed in the table above under the columns titled “Stock Price,” or if the exact Effective Date of such Qualifying Fundamental Change is between two Effective Dates listed in the table above in the rows immediately below the title “Effective Date,” then the number of Qualifying Fundamental Change Additional Shares by which the Conversion Rate shall be increased shall be determined by a straight-line interpolation between the number of Qualifying Fundamental Change Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates based on a 365-day year; and

(ii) (a) if the exact Stock Price is greater than $20.00 per share (subject to adjustment in the same manner and at the same time as the Stock Prices listed in the table above), then the Conversion Rate shall not be increased, or (b) if the exact Stock Price is less than $4.00 per share (subject to adjustment in the same manner and at the same time as the Stock Prices listed in the table above), then the Conversion Rate shall not be increased.

(b) If the holders of Common Stock receive in exchange for their Common Stock only cash in a Qualifying Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share (as further described in the proviso in Section 9.03(c)). Otherwise, the Stock Price shall be the average of the Closing Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the relevant Effective Date. The Company’s Board of Directors shall make appropriate adjustments to the Stock Price, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or expiration date of the event occurs during such ten consecutive Trading Day period. The Company shall notify the Trustee, the Conversion Agent (if other than the Trustee) and Holders (a “Qualifying Fundamental Change Company Notice”), in writing, of the Effective Date of any Qualifying Fundamental Change, and shall issue a press release or file a Current Report on Form 8-K with the SEC announcing such Effective Date, in each case no later than five (5) Business Days after such Effective Date.

(c) Subject to the limitations in Section 9.02(k) and Section 9.02(l), the Company will have the option to pay any portion of a Conversion Obligation represented by Qualifying Fundamental Change Additional Shares (“Qualifying Fundamental Change Payment”) in cash and/or by delivering Freely Tradeable Common Stock. Subject to the limitations in Section 9.02(k) and Section 9.02(l), all Qualifying Fundamental Change Payments shall be paid by delivering Freely Tradeable Common Stock, unless the Company delivers prior written notice to each Holder (with a copy to the Trustee) stating that the Company will pay all or a portion of any future Qualifying Fundamental Change Payments in cash, and specifying the time periods during which such election shall apply and the percentages of the Qualifying Fundamental Change Payments that will be paid as cash and Freely Tradeable Common Stock, respectively; provided that if, at the relevant Effective Time of a Qualifying Fundamental Change described in clause (b) of the definition of Fundamental Change, the Reference Property following such Qualifying Fundamental Change is composed entirely of cash, for any conversion of Notes following the Effective Date of such Qualifying Fundamental Change, the Conversion Obligation shall be calculated based solely on the Stock Price for the transaction and shall be deemed to be (and paid as) an amount of cash per $1,000 Principal Amount of converted Notes equal to the Conversion Rate, multiplied by such Stock Price. Such notice shall not be effective until the end of the 15th Trading Day after such notice has been delivered. Except as set forth in this Section 9.03(c), for purposes of determining any cash payment to be made in respect of a Qualifying Fundamental Change Payment, each share of Freely Tradeable Common Stock will be valued at 95% of the Stock Price as determined in Section 9.03(b).

Notwithstanding the foregoing, if an Interest Make-Whole Payment is due in respect of converted Notes entitled to a Qualifying Fundamental Change Payment pursuant to this Section 9.03, the Holder of such Notes shall be entitled to receive the greater of the Interest Make-Whole Payment and such Qualifying Fundamental Change Payment, but not both, with respect to such converted Notes.

(d) Nothing in this Section 9.03 shall prevent an adjustment to the Conversion Rate pursuant to Section 9.04 in respect of a Qualifying Fundamental Change.

Section 9.04 Adjustment of Conversion Rate.

The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 9.04, without having to convert their Notes as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the Principal Amount (expressed in thousands) of Notes held by such Holder.

(a) If the Company exclusively issues shares of the Common Stock as a dividend or distribution on shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date or immediately after the open of business on such Effective Date, as applicable;

OS0	=	the number of shares of the Common Stock outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on such Effective Date, as applicable (before giving effect to any such dividend, distribution, split or combination); and

OS1	=	the number of shares of the Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 9.04(a) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 9.04(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Company distributes to all or substantially all holders of the Common Stock any rights, options or warrants (other than pursuant to a stockholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such distribution, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date;

OS0	=	the number of shares of the Common Stock outstanding immediately prior to the close of business on such Record Date;

X	=	the total number of shares of the Common Stock distributable pursuant to such rights, options or warrants; and

Y	=	the number of shares of the Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the distribution of such rights, options or warrants.

Any increase made under this Section 9.04(b) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the Record Date for such distribution. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed or if such rights, options or warrants are not exercised prior to their expiration, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Record Date for such distribution had not occurred.

For the purpose of this Section 9.04(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than such average of the Closing Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company in good faith and in a commercially reasonable manner.

(c) If the Company distributes shares of its Capital Stock, evidences of its Indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances as to which an adjustment was effected or pursuant to Section 9.04(a) or Section 9.04(b) or will be so effected in accordance with the 1% Provision, (ii) except as otherwise provided below, rights issued pursuant to any stockholder rights plan of the Company then in effect, (iii) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 9.04(d) shall apply, (iv) dividends or distributions of Reference Property issued in exchange for the Common Stock pursuant to Section 9.07, and (v) Spin-Offs as to which the provisions set forth below in this Section 9.04(c) shall apply (any of such shares of Capital Stock, evidences of Indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date;

SP0	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Company in good faith and in a commercially reasonable manner) of the Distributed Property distributed with respect to each outstanding share of the Common Stock on the Record Date for such distribution.

Any increase made under the portion of this Section 9.04(c) above shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. In the case of any distribution of rights, options or warrants, to the extent such rights options or warrants expire unexercised, the applicable Conversion Rate shall be immediately readjusted to the applicable Conversion Rate that would then be in effect had the increase made for the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, options or warrants. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 Principal Amount thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property without having to convert its Notes, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Record Date for the distribution. If the Company determines the “FMV” (as defined above) of any distribution for purposes of this Section 9.04(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing “SP0.”

With respect to an adjustment pursuant to this Section 9.04(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR1	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Closing Sale Price as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Closing Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided that in respect of any conversion of Notes, if the relevant Conversion Date occurs during the Valuation Period, the references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and such Conversion Date in determining the Conversion Rate. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

For purposes of this Section 9.04(c) (and subject in all respects to Section 9.11), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including shares of Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 9.04(c) (and no adjustment to the Conversion Rate under this Section 9.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 9.04(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of Indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 9.04(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 9.04(a), Section 9.04(b) and this Section 9.04(c), if any dividend or distribution to which this Section 9.04(c) is applicable also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 9.04(a) is applicable (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 9.04(b) is applicable (the “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 9.04(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 9.04(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 9.04(a) and Section 9.04(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the close of business on such Record Date or immediately after the open of business on such Effective Date, as applicable” within the meaning of Section 9.04(a) or “outstanding immediately prior to the close of business on such Record Date” within the meaning of Section 9.04(b).

(d) If the Company pays or makes any cash dividend or distribution to all or substantially all holders of the shares of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date for such dividend or distribution;

SP0	=	the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share of the Common Stock the Company distributes to all or substantially all holders of the Common Stock.

Any increase to the Conversion Rate made pursuant to this Section 9.04(d) shall become effective immediately after the close of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 Principal Amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock without having to convert its Notes, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(e) If the Company or any of its Subsidiaries make a payment pursuant to a tender or exchange offer for the Common Stock that is subject to the then-applicable tender offer rules under the Exchange Act (other than any odd-lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CR1	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Company in good faith and in a commercially reasonable manner) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Closing Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The increase to the Conversion Rate under this Section 9.04(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; provided that, in respect of any conversion of Notes, if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Expiration Date and such Conversion Date in determining the Conversion Rate.

If the Company is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer described in this Section 9.04(e) but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the applicable Conversion Rate will be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been effected.

(f) Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities.

(g) In addition to those adjustments required by clauses (a), (b), (c), (d), and (e) of this Section 9.04, and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any securities of the Company are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Company determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each Note a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(h) Notwithstanding anything to the contrary in this Article 9, the Conversion Rate shall not be adjusted:

(i) upon the issuance or deemed issuance of shares of Common Stock at a price below the Conversion Price or otherwise, other than for any adjustment described in Section 9.04(a), Section 9.04(b), or Section 9.04(c);

(ii) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(iii) upon the issuance of any capital stock, rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities (as hereinafter defined) (“Options”) issued to directors, officers, employees or consultants of the Company or its Subsidiaries in connection with their service as directors of the Company, their employment by the Company or its Subsidiaries or their retention as consultants by the Company or its Subsidiaries pursuant to an employee benefit plan approved by the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company;

(iv) upon the issuance of any shares of Common Stock issued upon the conversion or exercise of Options or any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock (“Convertible Securities”) that were issued and outstanding immediately preceding the execution and delivery of the Purchase Agreement (the “Effective Time”), provided such securities are not amended after the Effective Time to increase the number of shares of Common Stock issuable thereunder, lower the exercise or conversion price thereof or extend the term thereof;

(v) for a third-party tender offer by any party other than a tender offer by one or more of the Company’s Subsidiaries as described in Section 9.04(e);

(vi) upon the repurchase of any shares of the Common Stock pursuant to an open market share repurchase program or other buy-back transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buy-back transaction, that is not a tender offer or exchange offer of the kind described in Section 9.04(e);

(vii) solely for a change in the par value of the Common Stock; or

(viii) upon the issuance of any securities issued pursuant to the Purchase Agreement and shares of Common Stock issued in respect of such securities.

(i) All calculations and other determinations under this Article 9 shall be made by the Company and all calculations of the Conversion Rate shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(j) If an adjustment to the Conversion Rate otherwise required by the provisions described in Section 9.04 would result in a change of less than 1% to the Conversion Rate, then, notwithstanding the foregoing, the Company may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the Conversion Rate; (ii) the Conversion Date for any Notes; and (iii) on the Effective Date of any Qualifying Fundamental Change, in each case, unless the adjustment has already been made (the “1% Provision”).

(k) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee (and the Conversion Agent if not the Trustee) an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee (and the Conversion Agent if not the Trustee) shall have received such Officers’ Certificate, the Trustee (and the Conversion Agent if not the Trustee) shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder. Failure to deliver such notice shall not affect the legality or validity of any such adjustment and for the avoidance of doubt, neither the Trustee nor the Conversion Agent shall have any liability or responsibility for the Conversion Rate (or any adjustments thereof), the calculation thereof or application thereof.

(l) For purposes of this Section 9.04, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 9.05  Adjustments of Prices.

Whenever any provision of this Indenture requires the Company to calculate the Closing Sale Prices or the Daily VWAPs over a span of multiple days (including, without limitation, the period, if any, for determining the Stock Price for purposes of a Qualifying Fundamental Change), the Company shall make appropriate adjustments in good faith and in a commercially reasonable manner (to the extent no corresponding adjustment is otherwise made pursuant to the provisions described under Section 9.04) to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or Expiration Date, as the case may be, of the event occurs, at any time during the period when the Closing Sale Prices or the Daily VWAPs, are to be calculated.

For the avoidance of doubt, the adjustments made pursuant to this Section 9.05 shall be made, solely to the extent the Company determines in good faith and in a commercially reasonable manner that any such adjustment is appropriate, without duplication of any adjustment made pursuant to the provision set forth under Section 9.04.

Section 9.06 Share Reservations.

The Company shall reserve and keep available at all times, free from preemptive rights, out of its authorized but unissued shares, 11,185,000 shares of Common Stock (less any number of shares theretofore issued as Underlying Securities or Additional Shares (as appropriately adjusted to give effect to any stock splits, reverse stock splits, stock combinations, reclassifications, reorganizations or other similar transactions occurring after the date of this Indenture) (the “Maximum Share Reserve”) to provide for issuance upon conversion of the Notes from time to time as such Notes are presented for conversion, and for issuances as Additional Shares. 9,341,825 shares of the Maximum Share Reserve (as adjusted from time to time to reflect any adjustments to the Conversion Rate) shall be reserved exclusively for issuance upon conversion of the Notes from time to time as such Notes are presented for conversion (the “Maximum Conversion Share Reserve”). Up to all of the remaining shares in the Maximum Share Reserve shall be reserved for issuance as Additional Shares (the “Maximum Additional Share Reserve”).

The Company shall use the Maximum Conversion Share Reserve exclusively for the issuance of shares pursuant to the Conversion Obligation and may use the Maximum Additional Share Reserve for the issuance of Additional Shares. No Additional Shares shall be issued by the Company to the extent that the shares of Common Stock remaining in the Maximum Share Reserve would, after giving effect to such issuance, be less than the remaining shares that could then be issued pursuant to the Conversion Obligation. The Maximum Share Reserve (and as a result, the Maximum Additional Share Reserve) may be increased by the Company to the extent that the Company has obtained the requisite Stockholder Approval pursuant to Nasdaq Marketplace Rule 5635(d) or the listing requirements of such other Relevant Stock Exchange; provided, that nothing herein shall obligate the Company to obtain or seek to obtain such Stockholder Approval.

Section 9.07 Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.

(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than a change to par value, or from par value to no par value, or changes resulting from a share split or share combination),

(ii) any consolidation, merger or combination involving the Company,

(iii) any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole; or

(iv)  any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (any such event, a “Share Exchange Event”), then, at and after the effective time of such Share Exchange Event, the right to convert each $1,000 Principal Amount of Notes shall be changed into a right to convert such Principal Amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of the Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive (the “Reference Property”, with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock would have been entitled to receive) upon such Share Exchange Event; provided, however, that at and after the effective time of the Share Exchange Event, the number of shares of Common Stock otherwise deliverable upon conversion of the Notes in accordance with Section 9.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Share Exchange Event.

If the Share Exchange Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) in writing of such weighted average as soon as reasonably practicable after such determination is made.

If the Reference Property in respect of any Share Exchange Event includes, in whole or in part, shares of Common Equity, the supplemental indenture providing that the Notes will be convertible into Reference Property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under Section 9.04 with respect to the portion of the Reference Property consisting of such Common Equity. If the Reference Property in respect of any Share Exchange Event includes shares of stock, securities or other property or assets (other than cash and/or Cash Equivalents) of a company other than the Company or the successor or purchasing corporation, as the case may be, in such Share Exchange Event, then such other company, if an Affiliate of the Company or the successor or acquiring company, shall also execute such supplemental indenture, and such supplemental indenture shall contain such additional provisions to protect the interests of the Holders, including the right of Holders to require the Company to repurchase their Notes upon a Fundamental Change pursuant to Section 10.01, as the Company in good faith reasonably considers necessary by reason of the foregoing.

(b) Promptly following execution by the Company of a supplemental indenture pursuant to subsection (a) of this Section 9.07, the Company shall file with the Trustee an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Share Exchange Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly deliver notice thereof to all Holders. The Company shall cause notice of the execution of such supplemental indenture to be delivered to each Holder, within twenty days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) The Company shall not become a party to any Share Exchange Event unless its terms are consistent with this Section 9.07. None of the foregoing provisions shall affect the right of a Holder to convert its Notes into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, as set forth in Section 9.01 and Section 9.02 prior to the Effective Date of such Share Exchange Event.

(d) The above provisions of this Section 9.07 shall similarly apply to successive Share Exchange Events.

Section 9.08 Certain Covenants

(a) The Company covenants that all shares of Common Stock issuable as Common Stock Interest, pursuant to an Interest Make-Whole Payment and/or pursuant to a Qualifying Fundamental Change Payment will be Freely Tradeable.

(b) The Company covenants that all shares of Common Stock issued upon conversion of Notes, as Common Stock Interest, pursuant to an Interest Make-Whole Payment and/or pursuant to a Qualifying Fundamental Change Payment will be duly authorized by all necessary corporate action (including any necessary action by the Company’s Board of Directors), validly issued, fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

(c)  The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes, as Common Stock Interest, pursuant to an Interest Make-Whole Payment and/or pursuant to a Qualifying Fundamental Change Payment hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued upon conversion, the Company will, to the extent then permitted by the rules and interpretations of the Commission, secure such registration or approval, as the case may be.

(d) The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Company will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Notes, as Common Stock Interest, pursuant to an Interest Make-Whole Payment and/or pursuant to a Qualifying Fundamental Change Payment.

Section 9.09 Responsibility of Trustee.

The Trustee shall not at any time be under any duty or responsibility to determine the Closing Sale Price. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 9.07 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 9.07 or to any adjustment to be made with respect thereto, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

Section 9.10 Notice to Holders Prior to Certain Actions.

In case of any:

(a) action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 9.04 or Section 9.11;

(b) Share Exchange Event; or

(c) voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture, in which case the timing and delivery requirements of such provision shall supersede this Section 9.10), the Company shall cause to be filed with the Trustee and the Conversion Agent (if other than the Trustee) and to be delivered to each Holder, as promptly as possible but in any event at least 3 Business Days after the occurrence of such event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its Subsidiaries, Share Exchange Event, dissolution, liquidation or winding-up.

Section 9.11 Stockholder Rights Plans.

If the Company has a stockholder rights plan in effect upon conversion of the Notes, each share of Common Stock, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Notes, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Stock Distributed Property as provided in Section 9.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

ARTICLE 10.
REPURCHASE OF NOTES AT OPTION OF HOLDERS

Section 10.01 Repurchase at Option of Holder Upon Fundamental Change.

(a) If a Fundamental Change occurs at any time prior to the Stated Maturity, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 Business Days or more than 35 Business Days following the date of the Fundamental Change Company Notice at a repurchase price payable in cash equal to 100% of the Principal Amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company shall instead pay the full amount of accrued and unpaid interest (to, but not including, such Interest Payment Date) to Holders of record as of such Regular Record Date, and the Fundamental Change Repurchase Price shall be equal to 100% of the Principal Amount of Notes to be repurchased pursuant to this ARTICLE 10.

(b) Repurchases of Notes under this Section 10.01 shall be made, at the option of the Holder thereof, upon:

(i) delivery to the Trustee by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth in Attachment 3 to the Form of Note attached hereto as Exhibit A, if the Notes are Physical Notes, or in compliance with the Applicable Procedures of the Depositary, if the Notes are Global Notes, in each case at any time prior to the close of business on second Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii)  delivery of the Notes, if the Notes are Physical Notes, to the paying agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the Corporate Trust Office of the Paying Agent, or if the Notes are Global Notes, in compliance with the Applicable Procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

The Fundamental Change Repurchase Notice in respect of any Notes to be repurchased that are Physical Notes shall state:

(i) the certificate numbers of the Notes to be delivered for repurchase;

(ii) the portion of the Principal Amount of Notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

(iii) that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this Indenture;

provided, however, that if the Notes are Global Notes, Holders must surrender their Notes in accordance with the Applicable Procedures of the Depositary.

Notwithstanding anything herein to the contrary, any Holder delivering to the Trustee (or, in the case of the Global Notes, otherwise in accordance with the Applicable Procedures of the Depositary) the Fundamental Change Repurchase Notice contemplated by this Section 10.01 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the second Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Trustee in accordance with Section 10.02.

The Trustee shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

(c) On or before the 20th Business Day after the occurrence of the Effective Date of a Fundamental Change, the Company shall provide to all Holders of Notes, the Trustee, the Conversion Agent (if other than the Trustee) and the paying agent (if other than the Trustee) a notice (the “Fundamental Change Company Notice”) of the occurrence of the Effective Date of the Fundamental Change of the repurchase right at the option of the Holders arising as a result thereof. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the Applicable Procedures of the Depositary. Each Fundamental Change Company Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the Effective Date of the Fundamental Change;

(iii)  the last date on which a Holder may exercise the repurchase right pursuant to this ARTICLE 10 or, if the Fundamental Change is a Qualifying Fundamental Change, convert its Notes pursuant to ARTICLE 9;

(iv) the Fundamental Change Repurchase Price;

(v) the Fundamental Change Repurchase Date;

(vi) the name and address of the paying agent and the Conversion Agent, if applicable;

(vii) if applicable, the Conversion Rate and any adjustments to the Conversion Rate;

(viii) that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Indenture; and

(ix) the procedures that Holders must follow to require the Company to repurchase their Notes.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 10.01. Notwithstanding anything to the contrary above, the Company will not be required to repurchase or make an offer to repurchase the Notes upon the occurrence of the Effective Date of a Fundamental Change if a third party makes such an offer in the same manner, at the same time and otherwise is in compliance with the requirements for an offer made by the Company as set forth in this Indenture, and such third party purchases all Notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise is in compliance with the requirements for an offer made by the Company as set forth in this Indenture.

At the Company’s written request, the Trustee shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Fundamental Change Company Notice shall be prepared by the Company.

(d) Notwithstanding the foregoing, no Notes may be repurchased by the Company on any date at the option of the Holders upon a Fundamental Change if the Principal Amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes). The Paying Agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes), or, with respect to any Global Notes, in compliance with the Applicable Procedures of the Depositary any election by Holders with respect to such Notes shall be deemed to have been cancelled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

Section 10.02 Withdrawal of Fundamental Change Repurchase Notice.

A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part), with respect to any Physical Notes, by means of a written notice of withdrawal delivered to the Corporate Trust Office of the Paying Agent in accordance with this Section 10.02 at any time prior to the close of business on the second Business Day immediately preceding the Fundamental Change Repurchase Date specifying:

(i) the Principal Amount of the Notes with respect to which such notice of withdrawal is being submitted, which must be $1,000 or an integral multiple thereof,

(ii) the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and

(iii) the Principal Amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in Principal Amounts of $1,000 or an integral multiple of $1,000;

provided, however, that if the Notes are Global Notes, Holders must withdraw the relevant Fundamental Change Repurchase Notice in accordance with the Applicable Procedures of the Depositary.

Section 10.03 Deposit of Fundamental Change Repurchase Price.

(a) The Company will deposit with the Trustee (or other paying agent appointed by the Company, or if the Company is acting as its own paying agent, set aside, segregate and hold in trust) on or prior to 11:00 a.m., New York City time, on the Business Day prior to the Fundamental Change Repurchase Date an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Trustee (or other paying agent appointed by the Company), payment for Notes surrendered for repurchase (and not withdrawn prior to the close of business on the second Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) with respect to Global Notes, the Fundamental Change Repurchase Date (provided that the Holder has satisfied the conditions in Section 10.01) pursuant to the Applicable Procedures of the Depositary, and (ii) with respect to Physical Notes, the time of book-entry transfer or the delivery of such Note to the Trustee (or other paying agent appointed by the Company) by the Holder thereof in the manner required by Section 10.01 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Note Register. The Trustee shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Repurchase Price.

(b) If by 11:00 a.m. New York City time, on the Business Day prior to the Fundamental Change Repurchase Date, the Trustee (or other paying agent appointed by the Company) holds money sufficient to make payment on all the Notes or portions thereof that are to be repurchased on such Fundamental Change Repurchase Date, then, on the Fundamental Change Repurchase Date, with respect to the Notes that have been properly surrendered for repurchase and have not been validly withdrawn, (i) such Notes will cease to be outstanding, (ii) interest will cease to accrue on such Notes (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or paying agent) and (iii) all other rights of the Holders of such Notes will terminate (other than the right to receive the Fundamental Change Repurchase Price and, if the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, accrued and unpaid interest payable to the Holders as of such Regular Record Date).

(c) Upon surrender of a Note that is to be repurchased in part pursuant to Section 10.01, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Note in an authorized denomination equal in Principal Amount to the unrepurchased portion of the Note surrendered.

Section 10.04 Covenant to Comply with Applicable Laws Upon Repurchase of Notes.

 In connection with any repurchase offer pursuant to a Fundamental Change Repurchase Notice, the Company will, if required:

(a) comply with tender offer rules under the Exchange Act that may then be applicable;

(b)  file a Schedule TO or any other required schedule under the Exchange Act; and

(c)  otherwise comply in all material respects with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes;

 in each case, so as to permit the rights and obligations under this ARTICLE 10 to be exercised in the time and in the manner specified in this ARTICLE 10.

To the extent that the provisions of any securities law or regulations conflict with the provisions of this Indenture relating to the Company’s obligation to repurchase the Notes upon the occurrence of a Fundamental Change, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached the Company’s obligations under such provisions of this Indenture by virtue of such conflict.

ARTICLE 11.
COVENANT DEFEASANCE

Section 11.01 Option to Effect Covenant Defeasance.

The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have Section 11.02 hereof be applied to all outstanding Notes and all obligations of the Guarantor discharged with respect to the Note Guarantee upon compliance with the conditions set forth below in this ARTICLE 11.

Section 11.02 Covenant Defeasance.

Upon the Company’s exercise under Section 11.01 hereof of the option applicable to this Section 11.02, the Company and the Guarantor shall, subject to the satisfaction of the conditions set forth in Section 11.03 hereof, be released from its obligations under the covenants contained in Section 5.07, Section 5.08, Section 5.09, Section 5.10, Section 5.11, Section 5.12, Section 5.13, Section 5.15, Section 5.17, and Section 6.01 and ARTICLE 10 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 11.03 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 7.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 11.01 hereof of the option applicable to this Section 11.02 hereof, subject to the satisfaction of the conditions set forth in Section 11.03 hereof, Section 7.01(c) through Section 7.01(i) hereof shall not constitute Events of Default.

Section 11.03 Conditions to Covenant Defeasance.

The following shall be the conditions to the application of Section 11.02 hereof to the outstanding Notes:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes, including the maximum amount potentially payable as of the date of such deposit as any Interest Make-Whole Payment or any Qualifying Fundamental Change Payment, on the stated dates for payment thereof;

(b) the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(c) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this ARTICLE 11 concurrently with such incurrence) or insofar as Section 7.01(l) hereof is concerned, at any time in the period ending on the 91st day after the date of deposit;

(d) such Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or the Guarantor is a party or by which the Company or the Guarantor is bound;

(e) the Company shall have delivered to the Trustee an Opinion of Counsel (which may be subject to customary exceptions) to the effect that on the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(f) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and

(g) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Covenant Defeasance have been complied with.

Section 11.04 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 11.05 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 11.04, the “Trustee”) pursuant to Section 11.03 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company and the Guarantor shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 11.03 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this ARTICLE 11 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 11.03 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 11.03(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 11.05 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

ARTICLE 12.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 12.01 Without Consent of Holders of Notes.

Notwithstanding Section 12.02 of this Indenture, the Company, the Guarantor and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantee without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency; provided, however, that such cure does not adversely affect the interests of the Holders;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes or to alter the provisions of ARTICLE 2 hereof (including the related definitions) in a manner that does not adversely affect any Holder;

(c) to provide for the assumption of the Company’s or the Guarantor’s obligations to the Holders of the Notes under this Indenture, the Notes and the Note Guarantee by a successor to the Company or the Guarantor pursuant to ARTICLE 6 or ARTICLE 14 hereof;

(d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder or under the Notes or the Note Guarantee of any Holder of the Note; or

(e) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA.

In determining whether the Holders of the requisite Principal Amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, Notes held for the account of the Company, or for any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company, shall be disregarded and deemed not to be outstanding; provided, however, that no Holder shall be deemed to be directly or indirectly controlling or controlled by or under direct or indirect common control with the Company solely by reason of ownership of such Notes. A change in a defined term used in this Section shall be deemed to be a change to this Section.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of the documents described in Section 12.06 hereof, the Trustee shall join with the Company and the Guarantor in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 12.02 With Consent of Holders of Notes.

Except as provided below in this Section 12.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Section 5.10 and ARTICLE 10 hereof), the Notes and the Note Guarantee with the consent of the Majority Holders voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Section 7.04 and Section 7.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the Principal of, premium, if any, Interest or any other amounts due on the Notes, except a payment default resulting from an acceleration that has been rescinded pursuant to Section 7.02) or compliance with any provision of this Indenture, the Notes and the Note Guarantee may be waived with the consent of the Majority Holders voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

After an amendment, supplement or waiver under this Section becomes effective, the Company shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture, Notes, Note Guarantee or waiver. Subject to Section 7.04 and Section 7.07 hereof, the Majority Holders voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes or the Note Guarantee. Notwithstanding anything in this Indenture to the contrary, without the consent of each Holder affected, an amendment or waiver under this Section 12.02 may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the Principal Amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the Principal of, Redemption Price of, Interest, premium, or any other amounts due hereunder or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes;

(c) reduce the rate of or change the time for payment of Interest on any Note;

(d) waive a Default or Event of Default in the payment of Principal of or premium, if any, Interest or any other amounts due on the Notes (except a rescission of acceleration of the Notes by the Majority Holders and a waiver of the payment default that resulted from such acceleration pursuant to Section 7.02);

(e) make any Note payable in money or currency other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of Principal or Interest or premium, if any, or any other amounts due on the Notes;

(g) make any change in Section 7.04 or Section 7.07 hereof or in the amendment and waiver provisions of Section 12.01 or this Section 12.02;

(h) impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any Note;

(i) modify the Company’s obligation to purchase Notes at the option of Holders or the Company’s right to redeem the Notes, in each case in a manner adverse to the Holders;

(j) make any change that adversely affects the repurchase option of Holders upon a Fundamental Change;

(k) reduce the percentage in aggregate Principal Amount of Notes outstanding necessary to modify or amend this Indenture or to waive any past default;

(l) modify any provision of this Indenture, the Notes or the Note Guarantee requiring notice to the Trustee in any manner adverse to Holders;

(m) reduce the quorum or voting requirements under this Indenture;

(n) modify in any manner the calculation of the Interest Make-Whole Payment or Qualifying Fundamental Change Payment; or

(o) change the ranking of the Notes in a manner adverse to the Holders; and

(p) adversely affect the conversion rights of the Holders of the Notes set forth in ARTICLE 10 hereof; and

(q) release the Guarantor from any of its obligations under the Note Guarantee or this Indenture, except in accordance with the terms of this Indenture.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders holding the applicable percentage of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 12.06 hereof, the Trustee shall join with the Company in the execution of such amended or supplemental Indenture, the Notes or the Note Guarantee unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 12.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 12.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture, the Notes or the Note Guarantee shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

Section 12.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee or the relevant agent receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 12.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes (and accompanying Note Guarantee) that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 12.06 Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental Indenture, Note or Note Guarantee authorized pursuant to this ARTICLE 12 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company and the Guarantor may not sign an amendment or supplemental Indenture until the Board of Directors or the Guarantor, as applicable, approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (with respect to the Trustee, subject to Section 8.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 17.06 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental Indenture, Note or Note Guarantee , as applicable, is authorized or permitted by this Indenture and that such amended or supplemental Indenture, Note or Note Guarantee, as applicable, is the legal, valid and binding obligation of the Company (and the Guarantor) enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions of this Indenture, the Note or the Note Guarantee, as applicable.

ARTICLE 13.
[INTENTIONALLY OMITTED]

ARTICLE 14.
NOTE GUARANTEE

Section 14.01 Guarantee.

Subject to this ARTICLE 14, the Guarantor unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the Principal of and Interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption, repurchase or otherwise, any other amounts due on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor shall be jointly and severally obligated to pay the same immediately, whether or not such failure to pay has become an Event of Default which could cause acceleration pursuant to ARTICLE 7 hereof. The Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby waives and relinquishes diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that the Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor, any amount paid by either to the Trustee or such Holder, the Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

The Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in ARTICLE 7 hereof for the purposes of the Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in ARTICLE 7 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Note Guarantee.

Section 14.02 Limitation on Guarantor Liability.

The Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the obligations of the Guarantor under the Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 14.03 Continuing Guarantee.

The Guarantor hereby agrees that the Note Guarantee set forth in Section 14.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of the Note Guarantee. If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantor.

Section 14.04 Releases Following Sale of Assets.

In the event of a sale or other transfer, including by way of merger or consolidation, of all the Capital Stock of the Guarantor in compliance with the terms of this Indenture following which the Guarantor ceases to be the Company’s direct or indirect Subsidiary, the Guarantor shall automatically and unconditionally be released and relieved of any of its obligations under the Note Guarantee. Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under the Note Guarantee.

ARTICLE 15.
SATISFACTION AND DISCHARGE

Section 15.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Notes herein expressly provided for) as to all Notes issued hereunder, when:

(i) either:

(1) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(2) all Notes that have not been delivered to the Trustee for cancellation have become due and payable and the Company or the Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, and/or (in the case of conversion or other payments to be made in shares of Common Stock pursuant to the terms of this Indenture) shares of Common Stock in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for Principal, premium, if any, and accrued Interest to the Stated Maturity;

(ii) the Company or the Guarantor has paid or caused to be paid all other sums payable by it under the Transaction Documents;

(iii) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity; and

(iv) the Company has delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 8.07 and, if money shall have been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section, the provisions of Section 15.02 and Section 11.05 shall survive.

Section 15.02 Application of Trust Money.

Subject to the provisions of Section 11.05, all money deposited with the Trustee pursuant to Section 15.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the Principal (and premium, if any) and Interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 15.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and the Guarantor’s obligations under this Indenture, the Notes and the Note Guarantee shall be revived and reinstated as though no deposit had occurred pursuant to Section 15.01; provided that if the Company has made any payment of Principal of, premium, if any, or Interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 16.
MATURITY DATE, INTEREST, AND INTEREST RATE

Section 16.01 Maturity

(a) The Company promises to pay an amount in cash representing the outstanding Principal Amount of the Notes plus accrued and unpaid Interest and any other amounts due on the Stated Maturity.

Section 16.02 Interest and Interest Rate

(a) The Notes shall accrue interest at the Interest Rate per annum. Interest on the Notes shall be payable quarterly in arrears on each Interest Payment Date to Holders of record on the Regular Record Date immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month. Interest on the Notes shall accrue from the most recent date to which Interest has been paid, or if no Interest has been paid, from the Issue Date, until the Principal Amount or Redemption Price, if applicable, is paid or duly made available for payment.

(b) If prior to any Interest Payment Date, any Additional Interest has accrued pursuant to the Registration Rights Agreement or any Special Interest has accrued pursuant to Section 7.03 hereof, and not theretofore been paid in full, any such Additional Interest or Special Interest shall be due and payable on such Interest Payment Date, and shall be included in Interest payable on such Interest Payment Date and shall be paid in the manner provided for herein for the payment of Interest (unless otherwise specified in the applicable Transaction Document).

(c) Subject to the limitations in Section 9.02(k) and Section 9.02(l), Interest shall be payable on each Interest Payment Date in cash (“Cash Interest”) and/or, at the Company’s election, by delivering Freely Tradeable Common Stock of the Company (“Common Stock Interest”). Subject to the limitations in Section 9.02(k) and Section 9.02(l), all Interest shall be paid as Common Stock Interest, unless the Company delivers prior written notice to each Holder (with a copy to the Trustee) stating that the Company will pay all or a portion of any future Interest as Cash Interest and specifying the time periods during which such election shall apply and the percentages of Interest that will be paid as Cash Interest and Common Stock Interest, respectively. Such notice shall not be effective until the end of the 15th Trading Day after such notice has been delivered. For all time periods, subject to the limitations in Section 9.02(k) and Section 9.02(l), the number of shares of Freely Tradeable Common Stock to be issued as Common Stock Interest, if any, shall equal the amount of the payment (or portion thereof) to be paid in Freely Tradeable Common Stock divided by the product of (x) 95% and (y) the simple average of the Daily VWAP of the Common Stock for the ten consecutive Trading Days ending on and including the Trading Day immediately preceding the Interest Payment Date (the “Common Stock Interest Share Amount”).

(d) Cash Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Holder of such Note on the Regular Record Date for such Interest at the office or agency of the Company maintained for such purpose. Each installment of Cash Interest on any Physical Note shall be made by check mailed to the address of the Holder specified in the Securities Register; provided, however, that, in respect of any Holder of Physical Notes with an aggregate Principal Amount in excess of $2,000,000, at the request of such Holder in writing to the Company, Cash Interest on such Holder’s Notes shall be paid by wire transfer in immediately available funds to such Holder’s account within the United States in accordance with the written wire transfer instruction supplied by such Holder from time to time to the Trustee and Paying Agent (if different from the Trustee) at least ten days prior to the applicable Interest Payment Date. In the case of a permanent Global Note, Cash Interest payable on any Interest Payment Date will be paid to the Depositary pursuant to the Applicable Procedures.

(e) Common Stock Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Holder of such Note on the Regular Record Date for such Interest by issuance of the number of whole shares of Freely Tradeable Common Stock representing the Common Stock Interest Share Amount and shall, (x) provided the Company’s transfer agent is participating in The DTC’s Fast Automated Securities Transfer Program, cause its transfer agent to credit such aggregate number of shares of Freely Tradeable Common Stock to which each such Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (y) if such transfer agent is not participating in DTC’s Fast Automated Securities Transfer Program, execute, and shall deliver, to the address as specified in the Securities Register, a certificate or book-entry position registered in the name of the Holder or its designee, for the number of shares of Freely Tradeable Common Stock to which such Holder shall be entitled. The Person or Persons entitled to receive such Freely Tradeable Common Stock pursuant to a payment of Common Stock Interest shall be treated for all purposes as the holder or holders of such Freely Tradeable Common Stock, as of the close of business on the applicable Interest Payment Date; provided, however, that no payment of Common Stock Interest on any Interest Payment Date when the stock transfer books of the Company shall be closed shall be effective to constitute the Person or Persons entitled to receive the shares of Freely Tradeable Common Stock upon such payment of Common Stock Interest as the holder or holders of such shares of Freely Tradeable Common Stock on such date, but such payment of Common Stock Interest shall be effective to constitute the Person or Persons entitled to receive such shares of Freely Tradeable Common Stock as the holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; provided further that such payment of Common Stock Interest shall be in the amount in effect on the Interest Payment Date as if the stock transfer books of the Company had not been closed.

ARTICLE 17.

MISCELLANEOUS

Section 17.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control.

Section 17.02 Notices.

Any notice or communication by the Company, the Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or the Guarantor:

Akoustis Technologies, Inc.
9805 Northcross Center Court
Suite A
Huntersville, NC 28078
Tel: (704) 997-5735
Email: [___]
Attention: General Counsel

With a copy (which shall not constitute notice) to:

K&L Gates LLP
300 South Tryon Street
Suite 1000
Charlotte, NC 28202
Tel: (704) 331-7406
Email: sean.jones@klgates.com
           coleman.wombwell@klgates.com
Attention: Sean M. Jones

   Coleman Wombwell

If to the Trustee:

The Bank of New York Mellon Trust Company, N.A.
4655 Salisbury Road, Suite 300
Jacksonville, Florida 32256
Email: [___]
Fax: (904) 998-4747
Attention: Corporate Trust Administration

The Company, the Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder with respect to Global Notes, delivered in accordance with the Applicable Procedures of the Depositary and, with respect to Physical Notes, shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company or the Guarantor delivers a notice or communication to Holders, it shall send a copy to the Trustee and each Agent at the same time.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”), given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Issuer shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Issuer whenever a person is to be added or deleted from the listing. If the Issuer elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 17.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 17.04 Legal Holidays.

In any case where any payment date described in this Indenture is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue in respect of the delay.

Section 17.05 Calculations.

Except as otherwise provided herein, the Company shall be responsible for making all calculations called for under this Indenture and the Notes. Neither the Trustee, acting in any capacity under this Indenture, nor the Conversion Agent shall have any liability or responsibility for any such calculations or information underlying such calculations, of for monitoring the price of the Common Stock. The Company shall make all calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee shall forward the Company’s calculations to any Holder of Notes upon the written request of that Holder at the sole cost and expense of the Company.

Section 17.06 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company or the Guarantor to the Trustee to take any action under this Indenture, the Note Guarantee or the Notes, the Company or the Guarantor, as applicable, shall furnish to the Trustee, as applicable:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 17.07 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture, the Notes and the Note Guarantee relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 17.07 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants provided for in this Indenture, the Notes and the Note Guarantee relating to the proposed action have been satisfied.

Section 17.07 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 17.08 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 17.09 Indenture, Note Guarantee and Notes Solely Corporate Obligations.

No recourse for the payment of the principal of, or accrued and unpaid interest on, any Note or the Note Guarantee, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or the Guarantor in this Indenture or in any Note or Note Guarantee, or because of the creation of any Indebtedness represented thereby, shall be had against any past, present or future incorporator, stockholder, employee, agent, officer or director of the Company or the Guarantor as such or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes and the Note Guarantee.

Section 17.10 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD APPLY ANY OTHER LAW.

Section 17.11 Submission to Jurisdiction.

The Company and the Guarantor hereby irrevocably submit to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, the Notes and the Note Guarantee, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

Section 17.12 Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTOR, THE HOLDERS, AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 17.13 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 17.14 Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of the Guarantor in this Indenture shall bind its successors, except as otherwise provided by Section 14.04.

Section 17.15 Severability.

In case any provision in this Indenture, the Notes or the Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 17.16 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 17.17 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 17.18 Force Majeure.

In no event shall the Trustee, acting in any capacity under this Indenture, be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, pandemics or epidemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 17.19 Foreign Account Tax Compliance Act (FATCA)

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”), the Company agrees (i) to use commercially reasonable efforts to provide to the Trustee, upon request, such information as it has in its possession about Holders and other applicable parties and/or transactions (including any modification to the terms of such transactions), so that the Trustee can determine whether it has tax related obligations under Applicable Law and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Indenture to the extent necessary to comply with Applicable Law, for which the Trustee shall not have any liability. The terms of this section shall survive the termination of this Indenture.

[Signatures on following page]

Dated as of June 9, 2022

AKOUSTIS TECHNOLOGIES, INC.

By:	/s/ Kenneth E. Boller
	Name:	Kenneth E. Boller
	Title:	Chief Financial Officer

AKOUSTIS, INC.

By:	/s/ Kenneth E. Boller
	Name:	Kenneth E. Boller
	Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[INCLUDE IF NOTE IS A RESTRICTED NOTE — THIS NOTE, THE NOTE GUARANTEE AND THE SHARES OF COMMON STOCK OF AKOUSTIS TECHNOLOGIES, INC. ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE, THE NOTE GUARANTEE, THE SHARES OF COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN OR THEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE EXPIRATION OF THE HOLDING PERIOD APPLICABLE TO SALES OF THIS NOTE UNDER RULE 144 UNDER THE SECURITIES ACT (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) TO AKOUSTIS TECHNOLOGIES, INC. OR ANY PARENT OR SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE UNDER RULE 144A, (C) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE U.S. WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) TO A PERSON IT REASONABLY BELIEVES IS AN INSTITUTIONAL “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(l), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF AN INSTITUTIONAL “ACCREDITED INVESTOR” TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 501 (a)(l), (2), (3) OR (7), (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO AKOUSTIS TECHNOLOGIES, INC.’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER DULY COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE. THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THIS SECURITY PURSUANT TO CLAUSE (C) ABOVE OR UPON ANY TRANSFER OF THIS SECURITY UNDER RULE 144 UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION).]

[INCLUDE IF NOTE IS A GLOBAL NOTE — THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREUNDER IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

THE HOLDER OF THIS NOTE IS ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT (AS SUCH TERM IS DEFINED IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF) AND, BY ITS ACCEPTANCE HEREOF, AGREES TO BE BOUND BY AND TO COMPLY WITH THE PROVISIONS OF SUCH AGREEMENT.

ANY TRANSFER OF ALL OR PART OF A NOTE MAY BE EFFECTED ONLY BY REGISTRATION OF SUCH TRANSFER ON THE REGISTER KEPT BY THE SECURITY REGISTRAR.

AKOUSTIS TECHNOLOGIES, INC.

6.0% Convertible Senior Note due 2027

No. [    ] [Initially]1 $[    ]

CUSIP No. [    ]

Akoustis Technologies, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [CEDE & CO.]2 [ ]3, or registered assigns, the principal sum [as set forth in the “Schedule of Exchanges of Notes” attached hereto]4 [of $[ ]]5, which amount, taken together with the principal amounts of all other outstanding Notes, shall not, unless permitted by the Indenture, exceed $44,000,000 in aggregate at any time in accordance with the rules and the Applicable Procedures of the Depositary, on June 15, 2027, and interest thereon as set forth below.

This Note shall bear interest at the rate of 6.0% per year from June 9, 2022 or from the most recent date to which interest had been paid or duly provided for to, but excluding, the next scheduled Interest Payment Date until June 15, 2027. Interest is payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2022, to Holders of record at the close of business on the preceding June 1 or December 1 (whether or not such day is a Business Day), respectively. Additional Interest and/or Special Interest will be payable as set forth in the within-mentioned Indenture, and any reference to interest on, or in respect of, any Note therein shall be deemed to include Additional Interest and/or Special Interest if, in such context, Additional Interest and/or Special Interest is, was or would be payable pursuant to the within-mentioned Indenture, and any express mention of the payment of Additional Interest and/or Special Interest in any provision therein shall not be construed as excluding Additional Interest and/or Special Interest in those provisions thereof where such express mention is not made.

The Company shall pay the Principal of and Interest on this Note, if and so long as such Note is a Global Note, in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Note. The Company shall pay the Principal of and Interest on this Note, if and so long as such Note is a Physical Note by check mailed to the address of the Holder of this Note specified in the Securities Register, or, upon written application by a Holder of an aggregate Principal Amount of greater than U.S. $2 million to the Registrar setting forth wire instructions not later than ten (10) days prior to the relevant payment date, such Holder may receive payment by wire transfer in immediately available funds, in such lawful money of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. The Company has initially designated the Trustee as its Paying Agent, Conversion Agent and Registrar in respect of the Notes and its agency in the Borough of Manhattan, The City of New York, as a place where Notes may be presented for payment or for registration of transfer and exchange. The Company may change any Paying Agent, Conversion Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

1 Include if a global note.

2 Include if a global note.

3 Include if a physical note.

4 Include if a global note.

5 Include if a physical note.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into shares of Common Stock of the Company and the right of the Holder of this Note to require the Company to repurchase this Note and upon certain events, in each case, on the terms and subject to the limitations set forth in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place. Capitalized terms used in this Note and not defined in this Note shall have the respective meanings set forth in the Indenture.

This Note, and any claim, controversy or dispute arising under or related to this Note, shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflicts of law provisions thereof).

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually, electronically or by facsimile by the Trustee or a duly authorized authenticating agent under the Indenture.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and the Registration Rights Agreement. Requests may be made to:

Akoustis Technologies, Inc.
9805 Northcross Center Court
Suite A

Huntersville, NC 28078
Attention: President

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

AKOUSTIS TECHNOLOGIES, INC.

By:
	Name:	Jeffrey B. Shealy
	Title:	President and Chief Executive Officer

By:
	Name:	Kenneth E. Boller
	Title:	Chief Financial Officer

[Signature Page – Akoustis Technologies, Inc. - 6.0% Convertible Senior Note due 2027]

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Signatory

[Signature Page – Akoustis Technologies, Inc. - 6.0% Convertible Senior Note due 2027]

[FORM OF REVERSE OF NOTE]

AKOUSTIS TECHNOLOGIES, INC.

6.0% Convertible Senior Note due 2027

This Note is one of a duly authorized issue of Notes of the Company, designated as its 6.0% Convertible Senior Notes due 2027 (the “Notes”), limited to the aggregate principal amount of $44,000,000, all issued or to be issued under and pursuant to an Indenture dated as of June 9, 2022 (the “Indenture” as it may be amended or supplemented from time to time), by and between the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes.

The indebtedness evidenced by the Notes are the Company’s senior general unsecured obligations and rank equally to all of the Company’s existing and future unsecured indebtedness and rank senior in right of payment to any future indebtedness of the Company that is expressly made subordinate to the Notes by the terms of such indebtedness. The Notes rank junior to any such indebtedness to the extent of the assets acquired with the proceeds thereof.

The interest rate to be borne by this Note shall be subject to increase based on the following: (i) pursuant to, and as set forth in, the Registration Rights Agreement and the Indenture, the Company may be required to pay Additional Interest and (ii) pursuant to, and as set forth in, the Indenture, the Company may be required to pay Special Interest.

The Notes may not be redeemed at the option of the Company at any time prior to June 9, 2023.

At any time and from time to time on or after June 9, 2023, the Notes become subject to the Company’s right, pursuant to Article 3 of the Indenture, to redeem the Notes at a redemption price equal to 100% of the Principal Amount plus accrued and unpaid Interest on such Principal as follows: (i) on or after June 9, 2023, up to one-third of the aggregate Principal Amount of Notes initially issued; (ii) on or after June 9, 2024, up to two-thirds of the aggregate Principal Amount of Notes initially issued; and (iii) on or after June 9, 2025, up to 100% of the aggregate Principal Amount of Notes initially issued; provided that (x) the Closing Sale Price of the Common Stock is greater than 150% of the then effective Conversion Price for each of 20 of any 30 consecutive Trading Days immediately preceding the applicable Optional Redemption Notice and (y) a Registration Statement registering the resale of all Underlying Securities and all Additional Shares issuable pursuant to such Notes to be redeemed pursuant to such Optional Redemption Right is and remains effective, and a current Prospectus related thereto available for use, throughout the period from the date the Optional Redemption Notice is delivered to the Holders to and including the Optional Redemption Date such that all such Underlying Securities and Additional Shares may be immediately sold or otherwise disposed of by the Holders without further registration or other restriction under the Securities Act and applicable state securities laws. For any Optional Redemption Date that occurs prior to June 9, 2025, the Company will make a Redemption Interest Make-Whole Payment to the converting Holder, payable in cash and/or Freely Tradeable Common Stock, at the Company’s option and in accordance with the Indenture, equal to the sum of the remaining scheduled payments of Interest that would have been made on the Notes to be redeemed had such Notes remained outstanding from the Optional Redemption Date through and including June 9, 2025.

In case certain Events of Default shall have occurred and be continuing, the Principal of, and Interest on, all Notes may be declared, by either the Trustee or Holders of at least 25% in aggregate Principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture.

Subject to the terms and conditions of the Indenture, the Company will make all payments and deliveries in respect of the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date and the Principal amount on the Stated Maturity, as the case may be, to the Holder who surrenders a Note to a Paying Agent to collect such payments in respect of the Note. The Company shall pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

The Indenture contains provisions permitting the Company and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in certain other circumstances, with the consent of the Majority Holders, evidenced as in the Indenture provided, to modify the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Majority Holders may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Indenture and its consequences.

Each Holder shall have the right to receive payment or delivery, of (x) the Principal (including the Fundamental Change Repurchase Price, if applicable), (y) accrued and unpaid Interest, if any, on, and (z) the consideration due upon conversion of, this Note at the place, at the respective times, at the rate and in the lawful money and/or Freely Tradeable Common Stock, as the case may be, pursuant to the Indenture.

The Notes are issuable in registered form without coupons in denominations of $1,000 principal amount and integral multiples thereof. At the office or agency of the Company designated by the Company for such purpose under the Indenture, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate Principal Amount of Notes of other authorized denominations, without payment of any service charge but, if required by the Company or Trustee, with payment of a sum sufficient to cover any transfer or similar tax that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange of Notes being different from the name of the Holder of the old Notes surrendered for such exchange. The Trustee and the Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents.

Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, prior to the close of business on the Business Day immediately preceding the Maturity Date, to convert any Notes or portion thereof that is $1,000 or an integral multiple thereof, into shares of Common Stock at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture.

Subject to the terms of the Indenture, for any Conversion Date that occurs prior to June 9, 2025, the Company will make a Conversion Interest Make-Whole Payment to the converting Holder, payable in cash and/or Freely Tradeable Common Stock, at the Company’s option and in accordance with the Indenture, equal to the sum of the remaining scheduled payments of Interest that would have been made on the Notes to be converted had such Notes remained outstanding from the Conversion Date through and including June 9, 2025.

Upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof (in Principal Amounts of $1,000 or integral multiples thereof) on the Fundamental Change Repurchase Date at a price equal to the Fundamental Change Repurchase Price. If any Holder converts its Note in connection with a Qualifying Fundamental Change, the Company will make a Qualifying Fundamental Change Payment as provided in the Indenture.

Unless the Company shall have obtained the requisite Stockholder Approval pursuant to Nasdaq Marketplace Rule 5635(d) or the listing requirements of such other Relevant Stock Exchange, the number of shares of Common Stock the Company may deliver in respect of the Notes, including those delivered as Interest, in connection with an Interest Make-Whole Payment, or in connection with a Qualifying Fundamental Change Payment, will not exceed, and the Conversion Rate will not be adjusted beyond the amount that results in the total number of shares issuable in respect of the Notes exceeding, 19.99% of the Common Stock outstanding (as appropriately adjusted to give effect to any stock splits, reverse stock splits, stock combinations, reclassifications, reorganizations or other similar transitions occurring after the date of the Indenture) as of the close of the Trading Day immediately preceding the date of the Purchase Agreement. The Company will make a cash payment in lieu of any whole shares of Common Stock that are not able to be delivered in excess of the foregoing threshold as provided in the Indenture.

If money for the payment of Principal or Interest, if any, remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request, subject to applicable unclaimed property laws. After that, Holders entitled to money must look to the Company for payment as general creditors unless applicable abandoned property law designates another person.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption or repurchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM = as tenants in common

UNIF GIFT MIN ACT = Uniform Gifts to Minors Act

CUST = Note Custodian

TEN ENT = as tenants by the entireties

JT TEN = joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

AKOUSTIS TECHNOLOGIES, INC.

6.0% Convertible Senior Note due 2027

SCHEDULE OF EXCHANGES OF NOTES6

The initial Principal Amount of this Global Note is [    ] DOLLARS ($[    ]). The following increases or decreases in this Global Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

[6]	Include if a global note.

AKOUSTIS TECHNOLOGIES, INC.

6.0% Convertible Senior Note due 2027

ATTACHMENT 1

GUARANTEE

The Guarantor listed below and its successors under the Indenture hereby irrevocably and unconditionally guarantees, on a senior basis, (i) the due and punctual payment of the Principal of, premium, if any, and Interest on the Notes, whether at maturity, by acceleration or otherwise, the due and punctual payment of Interest on the overdue Principal of an Interest, if any, on the Notes, to the extent lawful and the due and punctual performance of all other Obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Capitalized terms used herein have the meanings assigned to them in the Indenture and the Note unless otherwise indicated.

This Guarantee shall be binding upon the Guarantor listed below and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

This Guarantee shall not be valid or obligatory for any purposes until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

This Guarantee is subject to release upon the terms set forth in the Indenture.

The obligations of the undersigned to Holders and to the Trustee pursuant to this guarantee and the Indenture are expressly set forth in Article 14 of the Indenture and reference is hereby made to the Indenture for the precise terms of the guarantee and all other provisions of the Indenture to which this Guarantee relates.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

AKOUSTIS, INC.

By:
Name:
Title:

AKOUSTIS TECHNOLOGIES, INC.

6.0% Convertible Senior Note due 2027

ATTACHMENT 2

FORM OF NOTICE OF CONVERSION

To:	Akoustis Technologies, Inc.
9805 Northcross Center Court
Suite A
Huntersville, NC 28078

The Bank of New York Mellon Trust Company, N.A., as Conversion Agent 4655
4655 Salisbury Road, Suite 300
Jacksonville, Florida 32256
Attention: Corporate Trust Administration

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 in principal amount or an integral multiple thereof) below designated, into shares of Common Stock in accordance with the terms of the Indenture referred to in this Note, and directs that the shares of Common Stock issuable and deliverable upon such conversion, together with any cash for any fractional share of Common Stock and cash payable for an Interest Make-Whole Payment or Qualifying Fundamental Change Payment, if applicable, and any Notes representing any unconverted Principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 9.02(d) and Section 9.02(e) of the Indenture. Any amount required to be paid to the undersigned on account of Interest accompanies this Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:

Signature(s)

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor
Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature
guarantee medallion program pursuant to Securities and
Exchange Commission Rule 17Ad-15 if shares of Common
Stock are to be issued, or Notes are to be delivered, other than to and in the name of the registered holder.

Fill in for registration of shares if to be issued, and Notes if to be delivered, other than to and in the name of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code)
Please print name and address

Principal amount to be converted (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer Identification Number

AKOUSTIS TECHNOLOGIES, INC.

6.0% Convertible Senior Note due 2027

ATTACHMENT 3

FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE

To:	Akoustis Technologies, Inc.
9805 Northcross Center Court
Suite A
Huntersville, NC 28078

The Bank of New York Mellon Trust Company, N.A., as Paying Agent
4655 Salisbury Road, Suite 300
Jacksonville, Florida 32256
Attention: Corporate Trust Administration

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Akoustis Technologies, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with Section 10.01 of the Indenture referred to in this Note (1) the entire Principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid Interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be repurchased (if less than all): $ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

AKOUSTIS TECHNOLOGIES, INC.

6.0% Convertible Senior Note due 2027

ATTACHMENT 4

FORM OF ASSIGNMENT AND TRANSFER

For value received, hereby sell(s), assign(s) and transfer(s) unto (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints as attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s) Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor
Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature
guarantee medallion program pursuant to Securities and
Exchange Commission Rule 17Ad-15 if Notes are to be
delivered, other than to and in the name of the registered holder.

NOTICE: The signature on the assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.